Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175132

PROSPECTUS

17,500,000 SHARES OF
COATES INTERNATIONAL, LTD.
COMMON STOCK

This prospectus relates to the resale of up to 17,500,000 shares (the “Shares”) of our common stock, par value $0.0001 per share issuable to Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”), a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”), also referred to as an Equity Line of Credit, that we entered into with Dutchess. The Investment Agreement permits us to “put” up to twenty million dollars ($20,000,000) in shares of our common stock to Dutchess over a period of up to thirty-six (36) months. We will not receive any proceeds from the sale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Dutchess. We will bear all costs associated with this registration.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “COTE.” Only a limited public market currently exists for our Common Stock. On November 18, 2011, the closing price of our common stock was $0.15 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: November 18, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY		1

THE OFFERING		2

RISK FACTORS		2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		11

ITEM 4:	USE OF PROCEEDS	11

ITEM 5:	DETERMINATION OF OFFERING PRICE	11

ITEM 6:	DILUTION	12

ITEM 7:	SELLING SECURITY HOLDERS	12

ITEM 8:	PLAN OF DISTRIBUTION	13

ITEM 9:	DESCRIPTION OF SECURITIES TO BE REGISTERED	14

ITEM 10:	INTERESTS OF NAMED EXPERTS AND COUNSELS	16

DESCRIPTION OF BUSINESS		17

DESCRIPTION OF PROPERTY		24

LEGAL PROCEEDINGS		24

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS		25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE		32

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE		33

EXECUTIVE COMPENSATION		39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		43

WHERE YOU CAN FIND MORE INFORMATION		45

INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010		F-2

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2010 AND 2009		F-20

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  This summary does not contain all the information that you should consider before investing in the common stock of Coates International, Ltd. (referred to herein as the “Company,” “Coates,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We are a Delaware corporation organized on August 31, 1988 for the purpose of researching, acquiring and holding licensed patent rights, sublicensing patent rights, and manufacturing and selling internal combustion engines for various applications. We hold the licensed rights to the patented Coates spherical rotary valve (“CSRV”) system technology which is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all internal combustion engines. The CSRC technology is adaptable for use in many types of piston-driven internal combustion engines and can be powered by almost any type of fuel, including synthetic fuels. Results of independent testing reflected noticeable fuel-savings and reduced harmful emissions. A more detailed discussion of this technology and its anticipated benefits is provided under the section “Description of Business”.

As discussed more fully in this Prospectus, as well as in our accompanying financial statements to this Registration Statement, we have incurred recurring losses from operations. For the three months ended March 31, 2011 and 2010, we incurred a net loss of ($543,269) and earned a net profit of $452,564, respectively. Additionally, for the year ended December 31, 2010, we incurred a net loss of ($1,050,342) or $0.00 per share, as compared with a net loss of ($806,756) or $0.00 per share for 2009. In addition, as of December 31, 2010, we had a stockholders’ deficiency of $1,124,000. These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt, ownership of our intellectual property, which is carried on our books at zero value, consisting of patent rights to the CSRV technology, would, under our license agreement, revert to George J. Coates and Gregory Coates. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated March 30, 2011 with respect to our financial statements as of and for the year ended December 31, 2010 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Our common stock is traded over-the-counter on the OTCBB under the ticker symbol “COTE.”

On June 6, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess shall commit to purchase up to Twenty Million ($20,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 17,500,000 shares of the common stock underlying the Investment Agreement within 30 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

Where You Can Find Us

Our principal executive office location and mailing address is Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719, and our telephone number is (732) 449-7717.

THE OFFERING

Common stock offered by Selling Stockholder	17,500,000 shares of common stock.

Common stock outstanding before the offering	282,746,327 shares of common stock as of July 19, 2011.

Common stock outstanding after the offering	300,246,327 shares of common stock.

Use of proceeds
We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

OTCBB Trading Symbol	COTE. OB

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 2.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Related To Our Business

GOING CONCERN (in thousands of dollars)

As shown in our audited financial statements beginning on Page F-20, we have incurred recurring losses from operations and as of December 31, 2010, had a stockholders’ deficiency of $1,124,000. These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt, ownership of our intellectual property, which is carried on our books at zero value, consisting of patent rights to the CSRV technology, would, under our license agreement, revert to George J. Coates and Gregory Coates. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated March 30, 2011 with respect to our financial statements as of and for the year ended December 31, 2010 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Management has been closely monitoring its fixed and variable costs and intends to restrict such costs to those expenses that are necessary to complete activities related to preparing for commencement of the production phase of operations, identifying additional sources of working capital, maintenance of our patent rights and general administrative costs in support of such activities. To date, we have received more than $5 million from our research and development agreement and the Canadian License and $284,000 from the sale of CSRV natural gas powered industrial electric power generators. In 2011, we received $535,000 from the private sale of shares of common stock and warrants to the son of a director, $50,000 from the private sale of shares of common stock to a director and proceeds of $211,000 from the issuance of convertible promissory notes. In 2011, we also issued 17% promissory notes to George J. Coates and Bernadette Coates and received net proceeds of approximately $192,000 and $12,000, respectively.

We continue to actively seek new sources of working capital. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

WE HAVE SIGNIFICANT IMMEDIATE CAPITAL NEEDS, AND OUR ABILITY TO RAISE FUNDS ON TERMS ACCEPTABLE TO US, IS HIGHLY UNCERTAIN.

We will need additional financing in the near future for a number of uses, including:

●	Purchasing raw material inventory and hiring plant workers to commence our production phase
●	Expanding manufacturing capacity
●	Developing an expanded management team to oversee the expanded scope of our operating activities upon commencement of production
●	Developing our engineering, administrative and marketing and sales organizations
●	Expanding our research and development programs with respect to the basic CSRV system technology and applying the CSRV system technology to engines used in various commercially viable applications
●	Implementation of new systems, processes and procedures to support growth.
●	Costs of the proposed share exchange transaction with a Chinese manufacturing company.

Additional financing may not be available on terms acceptable to us or may not be available at all.

As with any business, many aspects of our operations and our future outlook are subject to events and influences which are not within our control, such as the continuing worldwide economic crisis.  This could have an adverse impact on us and our results of operations. For example:

●
The current severe limitation on the availability of credit and investor uncertainty could result in delays or the inability to acquire additional working capital needed to commence meaningful production.

●
Almont may experience unanticipated challenges and delays in raising additional equity capital needed to make the remaining balance of the Release Payment due to us under the Escrow Agreement and the license payment due under the license agreements.

●	Demand for our technology and products could be significantly reduced.
●	Estimates used in the preparation of our financial statements may need to be revised.

OUR SUCCESS DEPENDS TO A LARGE EXTENT ON OUR FOUNDER GEORGE J. COATES AND HIS SON GREGORY COATES, THE LOSS OF EITHER OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

Our future success will depend in substantial part on the continued services of George J. Coates and Gregory Coates. The loss of the services of George J. Coates and/or Gregory Coates could impede implementation of our business plan and result in reduced profitability. We expect that our future market capitalization will be highly dependent on the productivity of George J. Coates. If the employment of George J. Coates was to cease for any reason before we have hired additional senior management and engineering personnel, our business would be materially adversely affected and we may have to discontinue operations. We do not maintain key person insurance on either George J. Coates or Gregory Coates.

WE MAY ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS AND OUR FAILURE TO COMPETE MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

The power generation market is a highly competitive industry currently occupied by extremely large companies. All of these companies have far greater financial and other resources than us and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engine will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

WE HAVE VERY LIMITED MARKETING AND SALES EXPERIENCE.

We have very limited marketing and sales experience. The sales process is expected to be lengthy, in part because of skepticism about the performance of our products. We are evaluating alternative marketing and sales channels, distributors, sub-licensees and marketing partners. We have sublicensed the CSRV technology to Almont Energy, Inc. (“Almont”), a Canadian company that will purchase our CSRV products designed for the electrical power generation for use within the territory of Canada. Another sublicense agreement with Almont, which is currently held in escrow pending specified payments due under the escrow agreement, covers the territory of the United States. Under these sublicense agreements, Almont will be responsible for distributing and installing the CSRV products to the end users and for any required after market service. We can provide no assurance that we will be able to successfully market and sell our products.

OUR SHORT TERM BUSINESS SUCCESS IS HIGHLY DEPENDENT UPON OUR UNITED STATES AND CANADIAN SUBLICENSING AND RESEARCH AND DEVELOPMENT AGREEMENTS WHICH HAVE BEEN ASSIGNED TO ALMONT.

The initial monies due under the United States and Canadian licensing agreements and the research and development agreement assigned by WWE to Almont represent potential new sources of cash due to us totaling approximately $6 million during 2011. To date, we have received nonrefundable payments for the licensing and research and development agreements aggregating approximately $5,153,000. There can be no assurance that Almont will be successful in making payments to us due under the licensing agreements and the Escrow Agreement.  To the extent that Almont experiences difficulty or delays in making such payments, our cash flow, results of operations and financial condition could be adversely affected.

OUR MANAGEMENT TEAM HOLDS A MAJORITY OF THE SHARES OF THE COMPANY WHICH CONSTITUTES A CONFLICT OF INTEREST WHEN MAKING DECISIONS.

Our officers and directors beneficially own a majority of the outstanding common stock as of the date of this filing. They will continue to have the ability to substantially influence the management, policies, and business operations. In addition, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

WE HAVE ONLY A TOKEN NUMBER OF EMPLOYEES, AND IN ORDER TO GROW OUR BUSINESS WE WILL NEED TO HIRE SIGNIFICANT ADDITIONAL PERSONNEL.

We need to hire, train and retain additional employees for all aspects of our business if we are to achieve our business plan. Our success will also depend on our ability to attract and retain a staff of qualified managerial and engineering personnel. Qualified individuals are in high demand and are often subject to competing offers. We cannot be certain that we will be able to attract and retain the qualified personnel we need for our business. If we are unable to hire additional personnel as needed, it would have a material adverse effect on us. In particular, we need trained engineers and sales personnel to educate potential customers and provide post-installation customer support.

THE COATES CSRV SYSTEM TECHNOLOGYMAY NOT HAVE THE PERFORMANCE CHARACTERISTICS AND LONGEVITY THAT WE EXPECT WHICH MAY ADVERSELY AFFECT OUR FUTURE REVENUES.

The Coates CSRV system technology has been tested in a “real world” environment to a very limited degree. Commercial use of our industrial engines may not have the performance characteristics that we expect. Similarly, until the Coates Engine has been in use for a substantial period of time, there is no certain way to ascertain its expected longevity. Superior performance and longevity are essential elements of our ability to penetrate the power generation and other markets. Our failure to do so would have a material adverse effect on our business and we may be forced to close our operations.

TO COMPLETE A PROSPECTIVE MERGER WITH A CHINESE COMPANY, WE WILL REQUIRE ADDITIONAL WORKING CAPITAL, WHICH MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US OR AT ALL.

We have entered into a Letter of Intent with a Chinese company (the “Chinese LOI”) for a proposed exchange of shares of common stock between our companies, with a focus on the production and manufacturing of CSRV system technology products in China. If the transaction were to be consummated, we would then own a 60% controlling ownership interest in the Chinese company. The proposed transaction requires a significant amount of capital to acquire the shares of stock in the Chinese company and to begin such proposed production and manufacture of the CSRV system technology products. Such additional capital may not be available on a timely basis, on acceptable terms or at all. If we are unable to obtain additional working capital to fulfill the proposed merger on acceptable terms, we may be unable to move forward with the proposed transaction, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEVER ISSUE DIVIDENDS.

We have never declared any dividends. Our board of directors does not intend to distribute dividends in the near future.  The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows, financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE MAY BE SUBJECT TO CLAIMS WITH RESPECT TO THE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DIVERSION OF OUR FINANCIAL AND MANAGEMENT RESOURCES TO DEFEND SUCH CLAIMS AND/OR LAWSUITS AGAINST US AND COULD HARM OUR BUSINESS.

We cannot be certain that our licensed rights to the patented engine designs and technologies will not infringe upon patents, copyrights or other intellectual property rights held by third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be able to be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations.

OUR SUCCESS IS DEPENDENT ON PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our rights to the proprietary technology. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position, but we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

AS A PUBLICLY REPORTING COMPANY, WE INCUR SUBSTANTIAL EXPENSES TO COMPLY WITH THE REPORTING REQUIREMENTS WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR BUSINESS AND FINANCES, THE VALUE OF OUR STOCK AND THE ABILITY OF STOCKHOLDERS TO RESELL THEIR STOCK.

Since we are subject to the information and reporting requirements pursuant to Section 15(d) of the Exchange Act, but will not be subject to other disclosure requirements such as the proxy rules, going private rules and many tender offer provisions, our stockholders will not have access to the short-swing reporting and profit receiving protections or information that is provided by beneficial ownership reporting requirements of the U.S. securities laws. Recent SEC regulation has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC publicly reporting company. If we do not meet the public company reporting requirements designed to make current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

WE MAY BE EXPOSED TO POTENTIAL RISKS, PENALTIES AND EXPENSES RESULTING FROM NEW REQUIREMENTS UNDER THE SARBANES-OXLEY ACT OF 2002.

In addition to the costs of compliance with having our shares of common stock listed on the OTC Bulletin Board, and with the OTC Market Group, Inc., there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under the Sarbanes-Oxley Act of 2002 we may be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. Furthermore, our independent registered public accounting firm may be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We would expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation if we were to become subject to the auditor attestation requirements.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY AND/OR WARRANTY CLAIMS, WHICH COULD HARM OUR FINANCIAL CONDITION AND LIQUIDITY IF WE ARE NOT ABLE TO SUCCESSFULLY DEFEND OR INSURE AGAINST SUCH CLAIMS.

We do not currently maintain product liability insurance for our CSRV products. We intend to make a proper assessment of the product liability risk related to our products and we may apply for product liability insurance, to the extent believed necessary in the future and at the time that our working capital is sufficient for this purpose. Any lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy. In addition, a product liability claim could generate substantial negative publicity about our vehicles and business, and inhibit or prevent commercialization of other future vehicles, which would have a material adverse effect on our brand, business, prospects, financial condition and operating results.

While our products are tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we plan on putting product liability insurance in place, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

OUR DEPENDENCE ON THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR PRODUCTS COULD DELAY SHIPMENT OF OUR PRODUCTS AND REDUCE OUR SALES.

We depend on certain domestic suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of short engine blocks, custom pistons, custom spherical rotary valves, valve seals, carriers, springs, value added services and other miscellaneous components and parts for our products. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Risk Factors Related to Our Product Development

LIMITED PRODUCTION AND SALES OF CSRV GEN SETS

To date, we have only had sales of two CSRV  Gen Sets for $284,000, received only limited revenues from our research and development agreement with WWE and a number of years ago, from a small number of sales of engines, which incorporated the CSRV system technology. To date, we have not been able to achieve larger scale production of our CSRV Gen Sets because we have not been successful in raising sufficient new working capital.

Only a very small portion of the cash needed to finance our business has come from sales of engines in recent years. We expect to continue to incur losses until we commence larger scale production and sale of products incorporating our CSRV system technology. We may not be profitable or operating cash flow positive in 2011 unless we receive payments from Almont as described under “Material Agreements” beginning on Page 18 of this Registration Statement on Form S-1 and/or can begin to generate positive cash flows from sales of CSRV Engine products or receive cash proceeds from new licensing agreements for our CSRV system technology. In addition, we may not be profitable or operating cash flow positive for several additional years after 2011.

Risk Factors Related To Our Common Stock

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance further research and development, commence production of the Coates Engine and general and administrative expenses and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no assurance that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

TRADING IN OUR COMMON STOCK MAY BE VOLATILE, WHICH MAY RESULT IN SUBSTANTIAL DECLINES IN ITS MARKET PRICE.

Our common stock is likely to experience significant volatility in response to periodic variations in:

●	Our success in commencing our production phase of operations
●	Results of testing of the CSRV system technology as it is designed into various commercially feasible applications
●	Our prospects for entering into new potentially profitable license agreements for our technology
●	Performance of the CSRV system technology in the field
●	Improvements in engine technology by our competitors
●	Changes in general conditions in the economy or the financial markets

The market has also experienced significant volatility which has affected the market prices of securities issued by many companies; often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock. The market for our common stock is limited. We cannot assure that an active trading market can be maintained. In such case, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

WE ARE REGISTERING AN AGGREGATE OF 17,500,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY LINE OF CREDIT.  THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 17,500,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of July 19, 2011, there were 282,746,327 shares of our common stock issued and outstanding. Depending on the average proceeds per share of common stock that we Put to Dutchess, if all 17,500,000 shares of stock are Put and the aggregate proceeds are less than $20 million, we are required to register additional shares of our common stock until the Equity Line of Credit terminates or until the entire $20 million Equity Line of Credit has been utilized.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

OUR ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO A CHINESE COMPANY IN CONNECTION WITH A LETTER OF INTENT TO EXCHANGE SHARES OF STOCK WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK

The Chinese letter of credit provides for the issuance of 50 million shares of our common stock to the current shareholders of the Chinese entity. If this transaction were to be consummated, existing shareholders’ ownership interests, percentage share of dividends declared, if any, and percentage of voting rights would be diluted. In addition, the issuance of such additional shares of our common stock could negatively impact the market price of our common stock.

OUR ISSUANCE OF ADDITIONAL COMMON STOCK IN EXCHANGE FOR SERVICES OR TO REPAY DEBT WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS AND COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our board of directors may issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board may deem relevant at that time. We currently have approximately $211,000 face amount of convertible debt outstanding. This debt, if not prepaid with penalty within 180 days after the date of the convertible note is convertible into shares of our common stock at a 39% discount from the average of the three lowest quoted bid prices of our common stock during the ten-day trading period preceding the date of conversion. It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

ANTI-DILUTION PROTECTION FOR THE COATES FAMILY WILL CAUSE ADDITIONAL SHARES OF OUR SUPERVOTING SERIES A PREFERRED STOCK TO BE ISSUED WHICH WILL DILUTE THE PERCENTAGE OF VOTING RIGHTS OF COMMON STOCKHOLDERS

We have established anti-dilution protection for the Coates family which is designed to maintain a constant percentage of voting rights. The members of the Coates family include George J. Coates, President and Chief Executive Officer, Bernadette Coates, spouse of George J. Coates and Gregory G. Coates, President, Technology Division and son of George J. Coates. Each share of Series A Preferred Stock entitled the holder to 10,000 votes on any issue brought to a vote before the shareholders of the Company. If some or all of the potential shares of common stock permitted to be sold under the Equity Line of Credit were to be Put to Dutchess, existing common stockholder would experience a substantial reduction in their percentage of voting rights. However, this would not have any impact on their share of dividends or liquidation rights.

BECAUSE WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES IF THE SHARES ARE QUOTED ON THE OTC BULLETIN BOARD, THE LEVEL OF TRADING ACTIVITY IN THE SHARES MAY BE REDUCED AND SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on FINRA). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in the Shares may find it difficult to sell their Shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

ITEM 4.       USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Equity Line of Credit. The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses.

ITEM 5.       DETERMINATION OF OFFERING PRICE

The proposed maximum offering price is determined by ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which the Investor receives a Put Notice, as defined in Exhibit 10.1 to our Current Report on Form 8-K as filed on June 7, 2011. The offering price does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

ITEM 6.       DILUTION

The sale of our common stock to Dutchess in accordance with the Investment Agreement will have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess in order to drawdown on the Equity Line of Credit. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

ITEM 7.       SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus there are 284,117,876 shares of common stock and 71,093 shares of preferred stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,

●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. We previously had a similar $10 million Equity Line of Credit with another fund which expired in 2010, the General Partner of which was controlled by the same individuals.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.  The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Dutchess Opportunity Fund, II, LP (2)	17,500,000	17,500,000	0	0%
______________
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
As the General Partner, Dutchess Capital Management, II, LLC, which is controlled by Douglas H. Leighton and Michael Novielli, Managing Members, has the voting and dispositive power over the shares owned by Dutchess Opportunity Fund, II, LP.

ITEM 8.       PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales after this registration statement becomes effective;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

ITEM 9.       DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of the date hereof, 284,117,876 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

As of the date hereof, 71,093 shares of preferred stock are issued and outstanding.

We may issue any class of the Preferred Stock in any series. The board of directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The board of directors has designated 100,000 shares of Preferred Stock as Series A Preferred Stock, $0.001 par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of our securities in a liquidation or for any other purpose. No other authorized shares of preferred stock have been designated.

Holders

As of the date hereof, we have 771 shareholders holding 284,117,876 shares of our issued and outstanding common stock and 1 shareholder holding 71,093 shares of our issued and outstanding preferred stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Warrants

As of July 19, 2011 we had (i) 1,200,000 warrants to purchase one share of our common stock at an exercise price of $0.25 per share;  (ii) 833,333 warrants to purchase one share of our common stock at an exercise price of $0.27 per share; (iii) 333,333 warrants to purchase one share of our common stock at an exercise price of $0.30 per share; (iv) 153,846 warrants to purchase one share of our common stock at an exercise price of $0.325 per share; (v) 1,028,570 warrants to purchase one share of our common stock at an exercise price of $0.35 per share; and (vi) 42 warrant to purchase five thousand shares of our common stock at an exercise price of $1.10 per share.

Options

The following table sets forth information with respect to stock options outstanding at June 21, 2011:

Name	Title	Number o f Shares of Common Stock Underlying Stock Options		Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000	(1)	$0.44	10/23/2021
		50,000	(1)	$0.43	11/4/2024
		275,000	(2)	$0.40	11/17/2025

Gregory Coates	Director and President, Technology Division	500,000	(1)	$0.44	10/23/2021
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000	(1)	$0.44	10/18/2021
Dr. Frank J. Adipietro	Non-employee Director	25,000	(1)	$0.44	3/28/2022
		50,000	(1)	$0.43	11/3/2024
		85,000	(2)	$0.40	11/17/2025
Richard W. Evans	Non-employee Director	25,000	(1)	$0.4	3/28/2022
		50,000	(1)	$0.39	12/27/2024
Dr. Michael J. Suchar	Non-employee Director	25,000	(1)	$0.44	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(1)	$0.44	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(1)	$0.44	4/4/2022
Company Supplier	Company Supplier	30,000	(1)	$1.00	10/7/2015
_____________
(1)	These stock options are fully vested.
(2)	These stock options will vest on November 17, 2010.

Convertible Notes

As of July 29, 2011, we had three 8% convertible promissory notes with face amounts of $32,500, $100,000, and $78,500.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

ITEM 10.      INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Anslow & Jaclin, LLP. Mr. Jaclin does not own any shares of our common stock.

The financial statements as of and for the years ended December 31, 2010 and December 31, 2009 included in this prospectus and the registration statement have been audited by Meyler & Company, LLC, Certified Public Accountants, (“Meyler”) to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

Coates International, Ltd. ("we", “CIL” or the "Company") has been developing over a period of more than 15 years a patented Coates spherical rotary valve (“CSRV”) system technology which is adaptable for use in piston-driven internal combustion engines of many types.   Independent testing of various engines in which we incorporated our CSRV system technology (“CSRV Engines”) confirmed meaningful fuel savings when compared with internal combustion engines based on the conventional “poppet valve” assembly prevalent in most internal combustion engines throughout the world. In addition, our CSRV Engines produced only ultra low levels of harmful emissions while in operation. Engines operating on the CSRV system technology can be powered by a wide selection of fuels. We believe that these three major advantages of the CSRV system technology constitute the first revolutionary technological advancement of the internal combustion engine suitable for large scale production since its introduction more than one hundred years ago.

The CSRV system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven stationary, automotive, motorcycle and marine engines. Unlike conventional valves which protrude into the engine cylinder, the CSRV system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV system technology utilizes only a small fraction of the moving parts in a conventional poppet valve assembly. As a result of the design improvements, management believes that CSRV Engines will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV Engines can be designed with larger openings into the engine cylinder than conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time.  By engineering larger valve openings into the technology, we are able to achieve higher revolutions-per-minute (“RPM’s”) and efficiently and safely operate the engines using higher compression ratios while experiencing lower combustion chamber temperatures enabling the CSRV Engine to produce more power than equivalent, conventional engines. The extent to which higher RPM’s, greater volumetric efficiency and thermal efficiency can be achieved with the CSRV system technology, is a function of the engine design and application.

We have completed development of the Coates spherical rotary valve (“CSRV”) system technology adaptable for use in internal combustion engines of all types.

We believe that the CSRV system technology delivers significant competitive advantages over technology currently applied in conventional internal combustion engines, including substantial improvement in fuel efficiency, a substantial reduction in harmful emissions, adaptability to almost any type of engine fuel and longer intervals between scheduled engine maintenance. This technology has been successfully applied to CSRV generator sets (“Gen Sets” or “Units”), automobile engines, a 35 KW synchronous residential generator and a high performance racing car engine.  We aim to achieve larger scale manufacturing operations in order to be properly positioned to take advantage of this technology as it achieves acceptance in the marketplace.  This includes searching for the optimal manufacturing facility based on location, shipping logistics and availability of a skilled labor pool suitable for large scale manufacturing of the CSRV system technology.  We continue to actively seek out new sources of working capital to fund our plans for the commencement of manufacturing activities.

We may also conduct new research and development activities in connection with applying this technology to other commercially feasible internal combustion engine applications and are planning to manufacture engines and/or license the technology to third party Original Equipment Manufacturers (“OEMs”) for multiple other applications and uses. We believe the CSRV system technology has wide applicability to products of all types powered by internal combustion engines.

We are actively engaged in efforts to raise working capital to fund our ongoing operations and the ramp up of production of our products incorporating the CSRV system technology.

Our ability to establish large scale manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans. Potential sources of such new working capital include sales of our equity and/or debt securities through private placement and/or secondary public offerings, issuances of promissory notes to related parties, issuances of convertible promissory notes, pursuing and entering into sublicensing agreements (in addition to those discussed below) with OEM’s and/or distributors. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans.  The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure such additional working capital.

Material Agreements

License Agreement – George J. Coates and Gregory Coates

In April 2007, we amended and restated our license agreement covering the CSRV system technology (the “Coates License Agreement”). Under the Coates License Agreement, George J. Coates and Gregory Coates granted to us an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV system technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with us. The employment agreements with George J. Coates and Gregory Coates contain two-year non-compete provisions relating to the CSRV Intellectual Property in the event either of them is terminated for cause, as defined, or if either of them terminates their employment without good reason, as defined. George J. Coates and Gregory Coates also agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property in the licensed territory. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate.

Agreements with Well to Wire Energy, Inc. Assigned to Almont Energy, Inc.

In 1999, we granted a sublicense to Well to Wire Energy, Inc. ("WWE"), a Canadian-based company that provided services in the oil and gas industry.  This sublicense provides for a $5,000,000 license fee to be paid to us and covers the use of the CSRV system technology in the territory of Canada (the “Canadian License”). A separate research and development agreement (“R&D Agreement”) provided for WWE to pay us an additional $5,000,000 fee in consideration for the development and delivery of certain prototype engines. We completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement has not been reduced to the form of a signed, written agreement.

In 2008, we also entered into an escrow agreement with WWE that provides conditional rights to a second sublicense agreement to WWE for the territory of the United States (the “US License”). The US license has been deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee of $50 million.

The escrow agreement requires that WWE make a payment (“Release Payment”) to us equal to the remaining unpaid balance of the licensing fee for the Canadian License, the R&D Agreement fee and the down payment of $1,000,000 required under the US License.

During the first quarter of 2010, with our prior consent, WWE assigned the Canadian License and the rights to the US License, subject to the terms and conditions of the escrow agreement, to Almont Energy Inc. (“Almont”), a privately held, independent third party entity based in Alberta, Canada. In connection with the assignment, we waived all events of default by WWE under the escrow agreement. We also waived the provisions of the escrow agreement requiring the payment of interest on the unpaid balance of the Release Payment. Almont made two payments to us in February 2010 totaling $700,000 as a prerequisite condition to our consent to the assignment. During the three months ending March 31, 2011 and 2010 Almont and WWE made Release Payments to us totaling $-0- and $850,000, respectively. In June 2011, Almont made a Release Payment to us of $150,000.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the escrow agreement with the following modifications:

●
The Release Payment Date as defined in the escrow agreement has been extended to March 19, 2012. At the time of the assignment, the remaining unpaid balance of the Release Payment was approximately $5,997,000. Provided that Almont remits this entire unpaid balance to us on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to us 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

●
After payment of the Release Payment which includes the $ 1 million deposit towards the US License, Almont will also become obligated to pay the $49 million balance of the US License Fee to us. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit to us a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions until the entire balance of the US License fee is paid in full. However, in any event, the entire $49 million licensing fee is required to be paid on or before February 19, 2015.

To the extent that Almont is not successful or experiences delays in remitting the balance of the Release Payment, our cash flow, results of operations and financial condition could be adversely affected.

In November 2010, we shipped the first industrial CSRV natural gas fueled electric power engine generator set (“CSRV Gen Set”) to Almont Energy, Inc. (“Almont”). At the end of April 2011, we shipped a second CSRV Gen Set to Almont and recognized sales of $125,000. This unit had been prepaid by Almont, the proceeds of which were included in unearned revenue at March 31, 2011. Additional CSRV Gen Sets are currently in production to fulfill orders from Almont.

Initially, we intend to sell the CSRV Gen Sets to Almont, the successor in interest to Well to Wire Energy, Inc. (“WWE”) with respect to (i) a license agreement covering the territory of Canada; and, (ii) certain rights to a license covering the territory of the United States. Almont is a privately held, independent third party entity based in Alberta, Canada. The business plan of Almont assumes the purchase of a substantial number of CSRV Gen Sets over a 5-year period commencing upon our ramp up of production to fulfill their orders. Almont’s purchase of CSRV Gen Sets from us will be made by way of standard purchase orders, issued based on market and customer demand. Over the 5-year period, Almont anticipates that the volume of total purchases from us will be similar to, or potentially exceed the 7,400 CSRV Gen Sets contemplated in our previous arrangement with WWE. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

The Canadian License

The Canadian License exclusively licenses within Canada the use of the CSRV system technology for industrial engine generators to be fueled by natural gas to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

●	Licensee shall have the exclusive right to use, lease and sell electric power generators that are based on the CSRV system technology within Canada.

●	Licensee shall have a specified right of first refusal to market the electric power generators worldwide.

●
Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Licensee in order to maintain exclusivity is 120.  Until otherwise agreed between the parties, the price per Gen Set shall be $159,000.  In the event Licensee fails to purchase the minimum 120 CSRV Gen Sets during any year, Licensee will automatically lose its exclusivity. In such a case, Licensee would retain non-exclusive rights to continue to use and sell the CSRV Gen Sets in the territory of Canada.

●	Licensee is required to pay a royalty to us equal to 5% of the sum of its annual gross profits and $400,000.

●	All licensed rights under this license agreement related to the CSRV system technology will remain with us.

The US License

The US License will, upon Almont satisfying the Release Payment, grant to WWE the right to use, sell and lease Licensed Products manufactured by us, as the power source for the generation of electrical energy.  Licensed Products consist of CSRV Engines, CSRV Valve Systems, CSRV Valve Seals, CSRV Rotary Valve Spheres and CSRV Valve Components for use in electric power generation applications.

The manufacture of any Licensed Products by Licensee is prohibited.  Licensee is required to procure all internal combustion engines incorporating the CSRV Valve System from us or our designee. The license granted to Licensee is exclusive within the Territory, provided that Licensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV system technology, the Coates engines and all component parts. The agreement also grants Licensee a right of first refusal in the event that we negotiate an offer with another third party for a worldwide license to use the Licensed Product.

The business plan of Almont assumes the purchase of a substantial number of CSRV Gen Sets over a 5-year period. Almont’s purchase of CSRV Gen Sets from us will be made by way of standard purchase orders, issued based on market and customer demand. Over the 5-year period, Almont anticipates that the volume of total purchases from us will be similar to, or potentially exceed the 7,400 CSRV Units contemplated in our previous arrangement with WWE. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

We do not currently have the production capacity to fulfill orders for this number of Units over the next five years.  Management believes that we could be successful in entering into a procurement contract with one or more major engine suppliers in the United States to deliver engine blocks incorporating our proprietary pistons and heads.  Under this approach, we would complete the production of the engines by incorporating the CSRV system technology into these engine blocks.

Although we intend to pursue numerous other opportunities to generate revenues from production of internal combustion engines incorporating the CSRV system technology and/or licensing of this technology to original equipment manufacturers, until we are able to enter into definitive agreements with new customers, our revenues will be concentrated with a single customer, Almont.  Almont will be required to remit periodic installments of the Release Payment due us under the escrow agreement and make timely payments for its purchases of CSRV system technology-based products from us.

There can be no assurances that we will have adequate capital resources to acquire an appropriate manufacturing plant and procure a sufficient number of engine blocks, inventory and parts on a timely basis, as well as cover the payroll costs for an increased labor force and overhead that would be required in order to fulfill orders for this volume of Gen Sets over the next five years. In the event that we are unable to fulfill this volume of orders, our revenues and profitability would be negatively impacted to the extent of any such shortfall.

Non-binding Preliminary Latter of Intent to Merge S.W.T. in China

In May 2011, we entered into a non-binding letter of intent with S.W.T., an established heavy equipment manufacturer in China, and The Coates Trust. The letter expressed the mutual intent of the parties to exchange shares of common stock between the Company and S.W.T., a cash payment to the shareholders of S.W.T. and the issuance of shares of the Company's common stock to The Coates Trust in consideration of a CSRV technology license for China. The transaction would be subject to required governmental approvals and a number of other prerequisite conditions. In September 2011, we determined that the risk of proceeding with this merger transaction was greater than anticipated. Accordingly, we will instead consider working out an alternate, simpler approach to enable us to have access to the manufacturing capabilities of S.W.T. while affording both companies the oppotunity to benefit from CSRV technology related manufacturing activities.

Coates Oklahoma Engine Manufacturing, Ltd.

In August 2011, we formed a new wholly-owned subsidiary, Coates Oklahoma Engine Manufacturing, Ltd., a Delaware corporation for the purpose of raising working capital and establishing manufacturing operations in the state of Oklahoma. At this time, it has not commenced operations and has only incurred minimal start up expenses. It is working on opportunities to raise working capital and is in the process of negotiating business and tax incentives with the State of Oklahoma and searching for a suitable manufacturing facility within the State.

Cooperation Agreement with Tongji University of China

On June 15, 2010, we entered into a Cooperation Agreement with Tongji University of China (the “University”) for the purpose of enabling the University to undertake an evaluation and testing of the CSRV system technology. The results of the evaluation and testing will be used to determine if, and to what extent, the engine technology could be applied in the manufacture of products in China. We are required to deliver to the University a CSRV 1600cc, 4-cylinder engine and a 1600cc, 4-cylinder poppet valve engine to facilitate comparison. We are also required to provide technical assistance, as needed, to optimize the success of the evaluation and testing. The University is to promptly furnish us with a copy of its findings. Provided the results of the evaluation and testing of these CSRV engines are deemed satisfactory, we have agreed to sub-license the CSRV Technology to Chinese engine manufacturers. The parties also entered into a Confidentiality and Non-Disclosure Agreement at the same time, which provides for protection of the CSRV technical information and patents. The Coates Trust has expressed its intention to license the rights to the CSRV technology to the Company for the territory to be defined in connection with any such licenses granted to Chinese manufacturers. At this time, the parties are not actively working on this cooperation agreement, but may agree to do so at some point in the future.

Termination of License Agreement with Coates Motorcycle Company, Ltd.

In July 2009, the Company notified Coates Motorcycle that the license agreement for the sale of motorcycles in the territory of the Western Hemisphere was terminated under the provisions of the license, due to its insolvency. Coates Motorcycle was dissolved shortly thereafter. This license had granted Coates Motorcycle the right to make, use, sell or franchise motorcycles built with engines utilizing the CSRV system technology. At that time, we also owned approximately 30% of Coates Motorcycle. Our investment in Coates Motorcycle had previously been written down to zero as a result of our recording of our equity in the losses of Coates Motorcycle in previous years. We continue to own the rights to the technology previous licensed to Coates Motorcycle and at the appropriate time intend to identify ways to optimize the value of the rights.

Agreements with Dutchess Opportunity Fund II, LP

On June 6, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess shall commit to purchase, in a series of purchase transactions (“Puts”) up to Twenty Million ($20,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

The amount that are entitled to request with each Put delivered to Dutchess is equal to, at our option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of our common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which the Dutchess receives a Put Notice from us.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 17,500,000 shares of the common stock underlying the Investment Agreement within 30 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

Prior Transactions with Dutchess Private Equities Fund, Ltd.

In 2007, we entered into an investment agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”) (the “Prior Investment Agreement”), which expired in June 2010. Pursuant to this Agreement, the Investor committed to purchase up to $10,000,000 of our common stock.

In connection with the Prior Investment Agreement, we also entered into a Registration Rights Agreement with the Investor (“Registration Agreement”). Pursuant to the Registration Agreement, we filed a registration statement with the SEC which was declared effective on June 22, 2007 covering the shares of common stock underlying the Prior Investment Agreement and shares of stock underlying our 2006 Stock Option and Incentive Plan.

During the year ended December 31, 2010, we sold 10,000 shares of our common stock under this equity line of credit and received proceeds of $4,000. During the year ended December 31, 2009 we sold 556,521 shares of our common stock, under this equity line of credit and received proceeds of approximately $332,000.

Placement Agency Agreement with Stonegate Securities, Inc.

In December 2007, we entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as our placement agent.   Stonegate has the right to identify for us prospective purchasers in one or more placements of securities, the type and dollar amount being as mutually agreed to by the parties. The agreement may be cancelled by either party upon ten (10) days written notice. Upon execution of that agreement we issued 200,000 shares of our common stock to Stonegate.

As compensation for services rendered by Stonegate in connection with any placements, we have agreed to pay Stonegate a fee of eight percent (8%) of the gross proceeds from the sale of securities in the placements.  No fees shall be due and payable in connection with sales of securities in the placement to investors not introduced to us by Stonegate.

Upon closing of a placement, we agreed to issue to Stonegate restricted shares of our common stock in an amount that is equal to two percent (2%) of the total number of shares of common stock sold, and/or in the event of a sale of convertible securities, the number of shares of common stock that would be potentially issued upon a conversion of any convertible securities sold in any placement.  Such number of shares to be issued to Stonegate shall be reduced by the 200,000 shares set forth above.

We shall also reimburse Stonegate for reasonable, actual out-of-pocket expenses incurred, provided, however, that such amount in total shall not exceed one percent (1%) of the gross proceeds of securities placed pursuant to this placement agreement.

At this time, we are not actively working on a private placement with Stonegate; however, we believe that having this arrangement in place will facilitate our efforts to undertake such a private placement offering when the market and economic conditions are more appropriate.

Competition

Management believes that the Coates Gen Sets which are based on the CSRV system technology will provide substantially enhanced efficiencies in power generation and longevity.  We believe that the Coates Gen Sets will outperform other comparable natural gas-fueled electric generator engines currently utilized in the energy conversion market.

Notwithstanding our perceived competitive advantages, the power generation market is a highly competitive industry currently occupied by extremely large companies such as Caterpillar, Inc., which owns MAK, Perkins and FG Wilson, Detroit Diesel Corporation, AB Volvo, Cummins and Marathon, among others. These companies have far greater financial and other resources than we do and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Gen Sets will have to produce the performance and durability results anticipated by management and sell at a price or prices necessary to effectively compete and gain entrance into this market.

Parts and Supplies

To date, management has utilized the services of various vendors and manufacturers available throughout the United States to provide all of the parts necessary to assemble the Coates Gen Sets. We expect to continue to purchase all of our raw materials and parts, manufactured to our specifications, from a wide assortment of suppliers. We have received a letter from Cummins Power Systems, (a business owned by Cummins Inc.) confirming that it will supply industrial engine blocks and components to us for our manufacturing activities, with pricing to be agreed upon by the parties. We intend to commence the assembly of the Coates Gen Sets at our New Jersey facility and to acquire additional facilities to increase our manufacturing capacity, as needed.

Licenses and Patents

The Coates License Agreement grants us an exclusive, perpetual, royalty-free, fully paid-up license in the territory of North, Central and South America, to use all intellectual property rights that are currently owned or controlled by the licensors directly related to an internal combustion engine that includes the CSRV system technology. The license also covers any new or improved technology and related intellectual property rights that are directly related to the CSRV system technology developed by the licensors during their employment with us. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate.

Included in the licensed intellectual property rights are 17 patents registered in the United States; certain patents registered in Canada, Mexico and in countries in Central and South America relating to the CSRV system technology; and one U.S. patent application filed by Mr. George J. Coates. These patents are owned by George J. Coates and Gregory Coates.  Under our license agreement, we are responsible for all costs incurred relating to the ongoing maintenance and defense against infringement of the patents.

We rely upon our rights to patents, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We can provide no assurance that we can successfully limit unauthorized or wrongful disclosures of trade secrets or otherwise confidential information. In addition, to the extent we rely on trade secrets and know-how to maintain our competitive technological position, we cannot assure you that others might not independently develop the same, similar or superior techniques.

Environmental Regulatory Compliance

All of our products, including the Coates Gen Sets will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and noise. Initially, compliance with the emissions standards promulgated by the U.S. Environmental Protection Agency ("EPA"), as well as those imposed by the State of New Jersey and other jurisdictions where we expect our engines will be operated, will have to be achieved in order to successfully market the Coates Gen Sets. When selling individual Units, we are not subject to the governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, which regulates environmental standards for natural gas-powered, industrial engines. In this case, the purchaser or sublicensee becomes responsible for complying with applicable governmental standards in its territory.  We believe that our natural gas powered Gen Sets comply with governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, that regulates environmental standards for natural gas-powered industrial engines. Our ability to comply with applicable and future emissions standards is necessary for us to enter the power generation and other markets. Failure to comply with these standards could result in a material adverse effect on our business and financial condition.

Employees

At July 29, 2011, we had 6 employees, including George J. Coates and his son Gregory Coates, who perform management, assembly and research and development functions. Bernadette Coates, the spouse of George J. Coates, is employed as our administrative office manager.

DESCRIPTION OF PROPERTY

Our executive offices and research and development facility which was reacquired by us in June 2009 is located in an approximately 25,000 square foot building in Wall Township, New Jersey, outside of New York City.

In our research and development operations, we own and utilize milling machines, lathes, grinders, hydraulic lifts and presses, tooling, a dynamometer, emission testing machines and computerized drafting and printing equipment. All such equipment is in good condition.

LEGAL PROCEEDINGS

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit in January 2008 in which he asserts that the Company is liable to him for breach of an employment contract that never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because the Company had cause to terminate its relationship with Mr. Goldsmith. The Company intends to vigorously defend this lawsuit and has instituted a counterclaim against Mr. Goldsmith. The Company believes that Mr. Goldsmith misrepresented his background and capabilities in order to induce it and/or Coates Motorcycle Company, Ltd. ("CMC") to hire him. The Company is also contending that certain of Mr. Goldsmith's business decisions were made to further his self interest rather than the interests of the Company. The Company believes that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to its financial condition or results of operations. Efforts by the court to settle this matter have been unsuccessful. Trial is currently scheduled for August 23, 2011. The Company intends to vigorously defend against Mr. Goldsmith’s claims and pursue its counterclaims.

The Company has without prejudice to its position, accrued compensation under his employment agreement for accounting purposes only, of $96,000 of his salary. Although the Company does not intend to make any payments to Mr. Goldsmith in connection with this employment agreement, this amount is included in accounts payable and accrued liabilities in the accompanying balance sheets.

On May 3, 2011, the Company received a firm commitment letter (the "Commitment Letter") from Black Swan Capital Group, Inc., located in Newport Beach, CA ("Black Swan") for a proposed term loan of $10 million (the "Loan"). In that regard, Black Swan executed the binding Commitment Letter with respect to the Loan, and agreed to provide the Company with a two-year, $10 million secured loan at a 10% annual rate of interest. Black Swan informed the Company that it had already completed its due diligence on the Company and obtained approval for the funding from its Investment Committee and/or its investors at the time it agreed to provide the Loan.

On June 23, 2011, the Company determined that the likelihood of success of obtaining the Loan from Black Swan, even if further efforts were made to amicably pursue specific performance of Black Swan's binding commitment to provide $10 million of funding, was remote. The Company intends to pursue all legal remedies and courses of action available to it in view of management's opinion that Black Swan was in breach of its Commitment Letter to provide the Loan.

In March 2010, one of the Company’s vendors notified the Company of its contention that it is owed $160,000, plus accrued interest, for services rendered in 2007. At a meeting with the vendor in the second quarter of 2010, the vendor acknowledged that it did not have documentation to support its claim. Since that meeting, the Company has not received any further communications from this vendor. The Company believes there is no basis in fact to support the vendor’s contention and it is not likely that the vendor can prevail with its position. Accordingly, no amount has been recorded for this unasserted claim.

The Company is not a party to any other litigation that is material to its business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board, ticker symbol COTE.  The closing price of our common stock on June 22, 2011 was $0.37 per share. The high and low closing bid prices for trading of our stock for each of the quarters during 2010 and 2009 are as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2010:
High	$0.42	$0.40	$0.35	$0.27
Low	$0.32	$0.30	$0.20	$0.19
2009:
High	$0.49	$0.49	$1.18	$0.73
Low	$0.24	$0.30	$0.42	$0.31

Holders

At July 29, 2011 the number of holders of record of our common stock was 771.

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus.  Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in Coates International, Ltd.’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, Coates International, Ltd. through its management may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Coates International, Ltd. undertakes no obligation to update or revise any forward-looking statements.

Background

We have completed development of the Coates spherical rotary valve system technology. This technology has been successfully applied to natural gas fueled, industrial electric power generator engines, automobile engines, residential generators and high performance racing car engines. We have been primarily investing our management time and resources in seeking out opportunities to raise start up working capital and developing plans for transitioning to large scale production in order to be properly positioned to take advantage of this technology as it achieves acceptance in the marketplace. This includes searching for the optimal location, shipping logistics, manufacturing facility and qualified labor pool for such large scale manufacturing. We are also engaged in new research and development activities in connection with applying this technology to other commercially feasible internal combustion engine applications and intend to manufacture engines and/or license the CSRV system technology to third party Original Equipment Manufacturers (“OEM’s”) for multiple other applications and uses.

Results of Operations – Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010 (All amounts rounded to thousands of dollars)

There were no sales and no revenues from research and development for the three months ended September 30, 2011 and 2010.

Sublicensing fee revenue for the three months ended September 30, 2011 amounted to $5,000. There was no sublicensing fee revenue for the three months ended September 30, 2010. As the Company commenced shipping production units to Almont in April 2011, the Company began recognizing the license deposit of $300,000 on the Canadian License as revenue over the approximately 16-year remaining life of the last CSRV technology patent in force at that date.

Research and development expenses were $96,000 and $148,000 for the three months ended September 30, 2011 and 2010, respectively. Included in research and development expenses for the three months ended September 30, 2011 and 2010 were $42,000 and $109,000, respectively, of allocated compensation and benefits and $48,000 and $1,000, respectively, of allocated stock-based compensation expense. Also, included in research and development expenses were $6,000 and $38,000, respectively, of parts and materials.

General and administrative expenses increased to $369,000 for the three months ended September 30, 2011 from $273,000 in the corresponding period in 2010. This net increase of $96,000 primarily resulted from the following: An increase in non-cash stock-based compensation expense of $79,000 which resulted from the charge to expense for employee stock options and the issuance of shares of Series A Preferred Stock to George J. Coates, an increase in compensation and benefits of $63,000 substantially due to a $67,000 reduction in the amount of compensation and benefits allocated to research and development expenses, an increase in shop supplies of $34,000, an increase in patent maintenance costs of $22,000 and  an increase in office expenses of $13,000, offset by a decrease in legal and professional fees of ($59,000), a decrease in occupancy costs of ($15,000), a decrease in repairs and maintenance of ($7,000), a decrease of ($6,000) in investor relations expense, a decrease of ($2,000) in parts used, and a net reduction of other expenses of ($26,000).

Depreciation and amortization decreased by $7,000 to $17,000 for the three months ended September 30, 2011 from $24,000 for the three months ended September 30, 2010.

Other operating expense for the three months ended September 30, 2011, consisted of an increase in the fair value of embedded derivative liabilities amounting to $208,000 in connection with convertible promissory notes outstanding. In accordance with GAAP, the fair value of these embedded liabilities is required to be remeasured at each balance sheet reporting date. There were no embedded derivative liabilities in the comparable 2010 period.

Interest expense, net, amounted to $125,000 for the three months ended September 30, 2011, an increase of $67,000 from interest expense, net of $58,000 incurred in the comparable 2010 period. This increase was primarily related to non-cash interest expense on convertible promissory notes and interest on promissory notes to related parties which were not outstanding in the 2010 period.

The change in deferred tax assets for the three months ended September 30, 2011 and 2010 was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

We incurred net losses of ($811,000) and ($502,000) for the three months ended September 30, 2011 and 2010, respectively.

Results of Operations – Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010 (All amounts rounded to thousands of dollars)

Sales amounted to $125,000 for the nine months ended September 30, 2011 arising from the sale of a CSRV natural gas powered industrial electric power Gen Set to Almont Energy, Inc. Gross margin on this sale after cost of sales of $65,000 amounted to $60,000. There were no sales for the nine months ended September 30, 2010.

During the nine months ended September 30, 2011 and 2010, revenues from research and development amounted to $150,000 and $850,000, respectively. These revenues are derived from Release Payments made by Almont Energy, Inc. under the escrow agreement.

Sublicensing fee revenue for the nine months ended September 30, 2011 amounted to $10,000. There was no sublicensing fee revenue for the nine months ended September 30, 2010. As the Company commenced shipping production units to Almont in April 2011, the Company began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue over the approximately 16-year remaining life of the last CSRV technology patent in force at that date.

Research and development expenses were $172,000 and $315,000 for the nine months ended September 30, 2011 and 2010, respectively. Included in research and development expenses for the nine months ended September 30, 2011 and 2010 were $91,000 and $220,000, respectively, of allocated compensation and benefits and $54,000 and $4,000, respectively, of allocated stock-based compensation expense. Also, included in research and development expenses were $26,000 and $91,000, respectively, of parts and materials.

General and administrative expenses increased to $1,234,000 for the nine months ended September 30, 2011 from $842,000 in the corresponding period in 2010. This net increase of $392,000 primarily resulted from the following: An increase in stock-based compensation expense of $269,000 which substantially resulted from the charge to expense for employee stock options and the issuance of shares of Series A Preferred Stock to George J. Coates, an increase in compensation and benefits of $101,000 substantially due to a $129,000 reduction in the amount of compensation and benefits allocated to research and development expenses, an increase in legal and professional fees of $85,000, an increase in financing costs of $17,000, an increase in travel and entertainment expenses of $10,000, an increase in office expenses of $8,000 and an increase in public reporting expenses of $8,000, offset by a decrease of ($21,000) in investor relations costs, a decrease in occupancy costs of ($17,000), a decrease of ($16,000) in parts expense, a decrease in printing costs of ($13,000), a decrease in repairs and maintenance of ($9,000), a decrease in patent maintenance costs of ($7,000), a decrease in tools expense of ($6,000), a decrease in shop supplies of ($5,000) and a net reduction in other expenses of ($12,000).

Depreciation and amortization decreased by $9,000 to $53,000 for the nine months ended September 30, 2011 from $62,000 for the nine months ended September 30, 2010.

Other operating expense for the nine months ended September 30, 2011, consisted of an increase in the fair value of embedded derivative liabilities amounting to $282,000 in connection with convertible promissory notes outstanding. In accordance with GAAP, the fair value of these embedded liabilities is required to be remeasured at each balance sheet reporting date.

Interest expense, net, amounted to $369,000 for the nine months ended September 30, 2011, an increase of $192,000 from interest expense, net of $177,000 incurred in the comparable 2010 period. This increase was primarily related to non-cash interest expense on convertible promissory notes and interest on promissory notes to related parties which were not outstanding in the 2010 period.

The change in deferred tax assets for the nine months ended September 30, 2011 and 2010 was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

We incurred net losses of ($1,890,000) and ($547,000) for the nine months ended September 30, 2011 and 2010, respectively.

Results of Operations for the Years Ended December 31, 2010 and 2009 (All amounts rounded to thousands of dollars)

Revenues

Our principal business activities and efforts during 2010 and 2009 were devoted to (i) undertaking efforts to raise additional working capital in order to fund the start up of large scale manufacturing operations, (ii) developing plans for transitioning to large scale manufacturing in anticipation of our CSRV system technology achieving widespread market acceptance, (iii) applying our technology to engines for products in additional economically viable markets; and (iv)  producing and shipping CSRV natural gas powered industrial electric power generators to Almont Energy, Inc. (“Almont”)

Sales amounted to $159,000 for the year ended December 31, 2010 arising from the sale of a CSRV natural gas powered industrial electric power generator to Almont. Gross margin on this sale after costs of sales of $96,000 amounted to $63,000. There were no sales for the year ended December 31, 2009.

Revenues from research and development for the years ended December 31, 2010 and 2009, which amounted to $850,000 and $840,000, respectively, consisted of non-refundable partial payments of the Release Payment provided for by our Escrow Agreement which was assigned by WWE to Almont.

Research and Development Expenses

Research and development expenses increased by $180,000 in 2010 to $483,000 from $303,000 in 2009. This increase primarily resulted from efforts to revise certain component materials in the CSRV engine generator which resolved a performance issue caused by oxidation; and, development of a new device which utilizes the heat energy generated by the engine exhaust to power an engine that works in concert with the CSRV technology to achieve higher fuel efficiency.  Compensation and benefits allocated to research and development expenses increased to $326,000 in 2010 from $177,000 in 2009. Stock-based compensation allocated to research and development expenses decreased to $10,000 in 2010 from $123,000 in 2009. Parts and materials utilized in research and development increased to $172,000 in 2010 from $4,000 in 2009

General and Administrative Expenses

General and administrative expenses decreased by ($1,126,000) or (52.2%) to $1,060,000 in 2010 from $2,186,000 in 2009. This ($1,126,000) decrease included a ($424,000) decrease in legal and professional fees, a ($391,000) decrease in non-cash stock based compensation expense, a ($179,000) decrease in rent expense due to termination of a lease in June 2009, a ($129,000) decrease in compensation and benefits, a ($54,000) decrease in marketing expenses, a ($24,000) decrease in office expenses, a ($16,000) decrease in printing costs and an ($11,000) decrease in travel and entertainment expenses, offset by a $27,000 increase in shop expenses and parts, a $25,000 increase in investor relations expenses, a $13,000 increase in occupancy costs, an $8,000 increase in repairs and maintenance, a $6,000 increase in tools, a $5,000 increase in franchise and local taxes, a $3,000 increase in freight, a $2,000 increase in equipment rental costs, a $2,000 increase in patent maintenance costs and a net increase in other general and administrative expenses of $11,000.

Depreciation and Amortization

Depreciation and amortization expense increased to $79,000 in 2010 from $32,000 in 2009 primarily as a result of the reacquisition of our headquarters facility in June 2009 which was depreciated for a full year in 2010 and only six months in 2009. Depreciation also increased in 2010 due to the capitalization of two demonstrator engine generators in the first quarter of 2010, one of which was utilized for production parts in the fourth quarter of 2010.

Other Operating Expenses

For the year ended December 31, 2010, other operating expense amounted to ($53,000), which was comprised of the change in the fair value of an embedded derivative liability related to the variable conversion rate on our convertible promissory notes. Other operating income in 2009 was comprised of a gain on sale of real estate of $978,000. The amount of gain reported was based on the accounting requirements applicable to sale/leaseback transactions.

Interest Expense

Interest expense increased to $289,000 in 2010 from $104,000 in 2009. Interest expense in 2010 consisted of mortgage loan interest of $133,000, interest related to convertible promissory notes of $71,000, interest on promissory notes to related parties of $68,000, amortization of deferred financing costs of $17,000 and interest on the 10% convertible promissory notes of $1,000. Interest expense in 2009 consisted of $73,000 of mortgage loan interest, amortization of deferred financing costs of $19,000, interest on notes to related parties of $11,000 and interest on the 10% convertible promissory note of $2,000.

Deferred Taxes

In 2010 and 2009, the change in deferred taxes was fully offset by a valuation allowance, resulting in a $-0- net income tax provision.

Net Loss

For the year ended December 31, 2010, we incurred a net loss of ($1,050,000) or $0.00 per share, as compared with a net loss of ($807,000) or $0.00 per share for 2009.

Liquidity and Capital Resources at September 30, 2011 (All amounts rounded to thousands of dollars)

Our cash position at September 30, 2011 was $9,000, an increase of $44,000 from the cash position of $53,000 at December 31, 2010. We had negative working capital of ($3,081,000) at September 30, 2011 which represents a $101,000 improvement from the ($3,182,000) of negative working capital at December 31, 2010. Current liabilities of $3,550,000 at September 30, 2011, decreased by $190,000 from the $3,740,000 balance at December 31, 2010. Current liabilities are primarily comprised of a mortgage loan in the amount of $1,645,000, accounts payable and accrued liabilities of $1,250,000, embedded derivative liabilities related to convertible promissory notes of $341,000, promissory notes to related parties totaling $169,000, the net carrying value of convertible promissory notes of $115,000 and unearned revenue of $29,000.

Operating activities utilized cash of ($1,013,000) during the nine months ended September 30, 2011 which primarily consisted of a net loss for the period of ($1,890,000), decreased by non-cash stock-based compensation expense of $354,000, non-cash interest expense of $265,000, a non-cash increase of $282,000 in the fair value of the embedded liabilities related to convertible promissory notes, non-cash expenses charged to cost of sales in the amount of $53,000, depreciation and amortization of $53,000 and non-cash research and development expenses of $18,000 and decreased by non-cash sales and sublicensing revenues of ($135,000). In addition, we realized additional operating cash from a net reduction in inventory of $15,000, collection of accounts receivable of $11,000 and unearned revenue received of $10,000. Operating cash was utilized for deferred financing costs of $31,000 and a net reduction in accounts payable and accrued liabilities of ($19,000).

There were no investing activities for the nine months ended September 30, 2011.

Financing activities generated cash of $969,000 for the nine months ended September 30, 2011, consisting of proceeds from issuance of stock and stock warrants of $575,000, issuance of convertible notes amounting to $263,000, issuance of promissory notes to related parties, net of repayment amounting to $136,000 and the release from a restricted bank account of cash amounting to $60,000, offset by a $65,000 partial repayment of the principal amount of a mortgage loan.

Subsequent to September 30, 2011, we raised additional working capital consisting of proceeds of $52,000 from the issuance of a convertible promissory note and $85,000 from the issuance of promissory notes to George J. Coates.

In the opinion of management, we will be required to continue to raise additional working capital to fully achieve our objectives as we are entering the production phase of our operations and continue research and development activities in connection with developing other commercially viable applications of our CSRV system technology to internal combustion engines. Various potential sources of such additional working capital is anticipated to come from one or more of the following: sales of shares of common stock to Dutchess Opportunity Fund II, LP under the equity line of credit, sales and shipments of natural gas fueled industrial electric power CSRV Gen Sets to Almont, cash flows from payments by Almont under the escrow agreement, additional issuances of convertible promissory notes and private sales of common stock and common stock warrants. The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty in our challenge to secure needed additional working capital. There can be no assurance that we will be able to obtain the necessary working capital for our production phase on a time frame that will enable us to optimize our production capacity.

Liquidity and Capital Resources at December 31, 2010 (All amounts rounded to thousands of dollars)

Our cash position at December 31, 2010 was $53,000, a decrease of ($200,000) from the cash position of $253,000 at December 31, 2009. We had a working capital deficit of ($3,182,000) at December 31, 2010 which represents an ($810,000) decrease from the ($2,371,000) of negative working capital at December 31, 2009. Our current liabilities of $3,740,000 at December 31, 2010 increased by $488,000 from $3,252,000 at December 31, 2009. This increase primarily resulted from issuance of convertible promissory notes amounting to $204,000, issuance of additional promissory notes to related parties, net of repayments amounting to $164,000, the receipt of unearned revenue for engine generator orders amounting to $144,000, an increase in accounts payable and accrued liabilities amounting to $79,000 and the recording of a derivative liability related to convertible promissory notes in the amount of $85,000.

Operating activities utilized cash of ($603,000) for the year ended December 31, 2010, a reduction of $657,000 from the cash utilized for operating activities of ($1,260,000) for the year ended December 31, 2009. Cash utilized by operating activities in the year ended December 31, 2010 resulted primarily from (i) a cash basis net loss of ($617,000) (after adding back non-cash interest expense of $147,000, research and development expenses not requiring an outlay of cash amounting to $100,000, depreciation and amortization of $79,000, a non-cash change in embedded derivative liability of $53,000, cost of sales not requiring an  outlay of cash of $51,000, non-cash expenses for stock-based compensation expense of $64,000 and after deducting non-cash income of $62,000 from settlement of liabilities upon termination of a joint venture; and, (ii) purchases of inventory amounting to $197,000 and repayment of an amount due to a related party of $13,000, offset by unearned revenue received of $144,000 and an increase in accounts payable and accrued liabilities of $79,000.

For the year ended December 31, 2010, we utilized cash of $25,000 to acquire property, plant and equipment.

Cash generated from financing activities amounted to $428,000 in 2010. This was comprised of proceeds from promissory notes issued to related parties of $239,000, issuance of convertible promissory notes of $204,000, proceeds from private sales of shares of common stock and common stock warrants to the son of a director amounting to $100,000, release of cash of $40,000 maintained in a restricted bank account, offset by repayments of promissory notes to related parties aggregating to $108,000, repayments of our mortgage loan aggregating $40,000 and repayment of a 10% convertible promissory note in the amount of $10,000.

In the opinion of management, we will be required to continue to raise additional working capital to fully achieve our objectives as we are entering the production phase of our operations and continue research and development activities in connection with developing other commercially viable applications of our CSRV system technology to internal combustion engines. Various potential sources of such additional working capital is anticipated to come from one or more of the following: sales and shipments of natural gas fueled industrial electric power CSRV engine generators to Almont, cash flows from payments by Almont under the escrow agreement, additional issuances of convertible promissory notes and private sales of common stock and common stock warrants and issuances of additional promissory notes to George J. Coates and Bernadette Coates. The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty in our challenge to secure needed additional working capital. There can be no assurance that we will be able to obtain the necessary working capital for our production phase on a time frame that will enable us to optimize our production capacity.

Contractual Obligations and Commitments

The following table summarizes the Company’s contractual obligations at September 30, 2011 (rounded to thousands of dollars):

		Amount Due Within
	Total	2011	2012
Mortgage loan payable	$1,645,000	$-	$1,645,000
Convertible promissory notes	231,000	100,000	131,000
Promissory notes to related parties	169,000	169,000	-
Employment agreements(1)	33,000	33,000	-
10% promissory note	10,000	10,000	-
Total	$2,088,000	$312,000	$1,776,000
________
(1)  Our obligation under employment agreements would increase to $550,000, upon achieving an adequate level of Working Capital, as defined.

Total non-cash compensation cost related to nonvested stock options at September 30, 2011 that has not been recognized was approximately $741,000. This non-cash stock-based compensation expense will be recognized in the future over a remaining weighted average period of approximately 6 months.

Plan of Operation

We have completed development of the natural gas fueled, industrial electric power CSRV engine generator sets (“Gen Sets” or “Units”) and, to date, have commenced production on a limited basis. We are constrained by a limited availability of working capital needed to manufacture CSRV products. We intend to sell our Gen Sets to Almont and other prospective customers as arrangements to supply our products are finalized. In November 2010, we shipped the first industrial Gen Set to Almont. At the end of April 2011, we shipped a second Gen Set to Almont generating sales of $125,000. This unit had been prepaid by Almont, the proceeds of which were included in unearned revenue at March 31, 2011. Additional CSRV Gen Sets are currently in production to fulfill additional orders from Almont.

We intend to ramp up manufacturing to be able to fulfill orders based on Almont’s five-year business plan, which anticipates that it will require a volume of Gen Sets similar to or greater than the 7,400 units previously planned by Well to Wire Energy, Inc. (“WWE”). Fulfillment is expected to occur over a five-year period. We intend to take advantage of the fact that essentially all the components of the Gen Sets may be sourced and acquired from subcontractors and, accordingly, expect to manufacture the Units in the two following ways:

●
Assembly – to develop assembly lines at a new manufacturing facility to be constructed or acquired in the future in order to increase our manufacturing capacity. When the demand for our products justifies it, we will take the required steps in order to increase our work force.  We anticipate that we will recruit a significant number of new employees and make substantial capital expenditures in connection with establishing such large scale operations.

●	Licensing our CSRV system technology to Original Equipment Manufacturers (“OEM's”) – to take advantage of third party manufacturers’ production capacity by signing OEM agreements.

Our ability to establish such manufacturing operations, recruit plant workers, finance initial manufacturing inventories and fund capital expenditures is highly dependent on our ability to successfully raise substantial new working capital in an amount and at a pace which matches our business plans. Anticipated potential sources of such new working capital include: positive working capital generated from sales of our CSRV products to Almont and others, additional payments from Almont for the Release Payment, additional issuances of convertible promissory notes, issuances of promissory notes to related parties, private sales of common stock and common stock warrants, sales of our equity and/or debt securities through private placements and/or secondary public offerings and pursuing and entering into additional sublicensing agreements with OEM's and/or distributors. There can be no assurance that we will be successful in raising adequate new working capital or even any new working capital to carry out our business plans.  The current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty in our challenge to secure such additional working capital.

Once we transition to production and delivery of our products, we intend to increase our expenditures for marketing and branding activities with the objective of increasing market awareness and acceptance of the CSRV system technology.

The extent to which we can carry out this plan of operation will be highly dependent on our success in raising new sources of working capital and generating cash flows from operations in the production phase.

Going Concern (All amounts rounded to thousands of dollars)

As shown in the accompanying financial statements, we incurred a net loss for the nine months ended September 30, 2011 of ($1,890,000), and have incurred substantial net losses since inception while engaging primarily in research and development. As of September 30, 2011, we had accumulated losses of ($25,596,000) and had negative working capital of ($3,081,000). In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty in our challenge to secure needed additional working capital. These factors raise substantial doubt about our ability to continue as a going concern. Our Independent Registered Public Accounting Firm has stated in its independent auditors’ report on our financial statements as of December 31, 2010 and for the year then ended that these factors raise substantial doubt about our ability to continue as a going concern.

The doubt about our ability to continue to operate as a going concern has existed for a number of years. We have been successful in raising sufficient new working capital throughout that time to enable us to continue as a going concern and, although we cannot provide assurances that we can be successful, we believe that we can continue to do so in the future. Management is continuing to carefully monitor its costs and is restricting variable costs to only those expenses that are necessary to carry out our business plans. We continue to actively seek out new sources of working capital; however, there can be no assurance that we will be successful in these efforts.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 4, 2010, we engaged Meyler & Company, LLC, Certified Public Accountants ("Meyler") with an address at One Arin Park, 1715 Highway 35, Middletown, NJ 07748 as our new independent auditor. The decision to engage Meyler was approved by our Audit Committee.

Effective January 4, 2010, Weiser LLP, Certified Public Accountants ("Weiser") was dismissed as our independent auditor. The decision to dismiss Weiser was approved by our Audit Committee. The reports of Weiser on the financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles with the exception of a qualification expressing uncertainty about the Registrant’s ability to continue as a going concern. During the fiscal years ended December 31, 2008 and December 31, 2007 and the subsequent interim periods prior to its dismissal, there were no disagreements with Weiser on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Weiser 's satisfaction would have caused Weiser to make reference to this subject matter of the disagreements (as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) in connection with its reports or any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), promulgated under the Securities Exchange Act of 1934, as amended.

We did not engage Meyler in any prior consultations during our fiscal years ended December 31, 2008 and December 31, 2007 or the subsequent periods through the date of their dismissal regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that Meyler concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304 (a)(1)(v) of Regulation S-K).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of July 29, 2011. Our directors hold office until their successors have been duly elected and qualified. The address for our directors is c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719. There are no family relationships among members of our board or our executive officers, with the exception of Gregory Coates, who is the son of George J. Coates. The board of directors did not meet during the year ended December 31, 2010.

Name	Age	Position

George J. Coates	71	Chairman of the Board of Directors, Chief Executive Officer and President

Gregory Coates	40	Director and President of the Technology Division

Barry C. Kaye	58	Director, Treasurer and Chief Financial Officer

Dr. Richard W. Evans	79	Director and Secretary

Dr. Frank Adipietro	53	Director (1)(2)

Dr. Michael J. Suchar	55	Director (1)(2)

Richard Whitworth	62	Director (1)(2)(3)

          (1)       Serves as an independent director.
          (2)       Serves as a member of our compensation committee
          (3)       Serves as a member of our audit committee

George J. Coates, 71, Chairman, Chief Executive Officer and President

Mr. Coates is our founder and served since our organization and until October 23, 2006 as a director of our Company, Chairman of the Board of Directors, President, Chief Executive Officer, Treasurer and Chief Financial Officer. Since October 23, 2006, he was employed by us in a non-executive position, and was considered by us as to be a significant employee. Effective March 28, 2007, Mr. Coates assumed the position as Chairman of our Board.  He replaced his son Gregory Coates who will continue to serve as a Director and President, Technology Division. Mr. Coates was appointed Chief Executive Officer and President, replacing Mark Goldsmith in March 2007.

Mr. Coates served two apprenticeships in Europe while attending the College of Technology in London, and as an associate member of Society of Automotive Engineers (“S.A.E.”) He received The City and Guilds of London for electrical and mechanical engineering. He is a former management director of SCR Motor Engineers of Europe and holds the certificate of Ministry of Transport in the United Kingdom. He worked as an engineer for Rolls Royce and Mercedes Benz, BLMC, Austin, and D. Napier. He holds approximately 300 patents worldwide on innovations and technologies, including the Coates rotary valve system and a turbine engine, among others. He invented coolant disc brakes and a hydraulic suspension. He has delivered lectures and presentations at:

●	RWTH Aachen University, Aachen, Germany,
●	University of Birmingham, Birmingham, England
●	Rutgers University, New Brunswick, New Jersey, USA.

He is a member of the Society of Mechanical Engineers and S.A.E. He received awards in 1995 for achievement in designs in automotive engineering from the S.A.E. He also received awards in 2001 for outstanding achievements in Mechanical engineering from the American Society of Mechanical Engineers. Mr. Coates has extensive experience in international corporate business and has developed many long time associates and contacts in the business and scientific communities around the world.

Gregory Coates, 40, Director and President of the Technology Division

Mr. Coates became a director of the Company October 24, 2006, and had served as the Chairman of our Board of Directors until March 2007. In October 2006, he became our President – Technology Division. For more than fifteen years, Gregory Coates has worked with us as a design engineer, working in research and development, designing and building the CSRV system technology and adapting this technology to various existing applications. He created certain of our licensed inventions, and patented certain of them. Gregory Coates is an Associate Member of the Society of Automotive Engineers, Inc., and a Member of the American Society of Mechanical Engineers. He graduated from the College of Technology in Ireland. He invented and patented the Multi Sequential Fuel Management System, a vital component of our CSRV engines and also holds patents on other innovative technologies.

Barry C. Kaye, 58, Chief Financial Officer, Treasurer and Director

Mr. Kaye became a director of the Company October 24, 2006 and has been serving as our Treasurer and Chief Financial Officer since October 2006. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey. Mr. Kaye served as Vice President, Finance from 2009 to 2010 for Results Media, LLC, a company that provides direct mail marketing services. From 2006 to 2009, Mr. Kaye served as Vice President, Finance and Operations for Corporate Subscription Management Services, LLC, a company that processes orders as agent for various publishers.  Since 1999, he has been serving as an Executive Business Consultant with BCK Business Consulting which provides various business consulting services to the business community. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel, a registered broker-dealer that distributes bonds of the government of Israel.  He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc., a company engaged in sales and distribution of video games and other forms of digital entertainment media from 2003 to 2004.  From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation, a $3.5 billion company engaged in sales and distribution of consumer electronics, office equipment products and microelectronic components, where he was responsible for all finance and “back office” operations. From 1976 to 1987, Mr. Kaye was a Senior Audit Manager for Arthur Andersen & Co.  He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants.  Mr. Kaye received his Bachelor of Science in Accounting degree, graduating with Cum Laude distinction from Brooklyn College of the City University of New York.

Richard W. Evans, 79, Director and Secretary

Dr. Evans became a director of the Company in May 1996.  Dr. Evans holds an ED.D degree from Rutgers University, was a Supervisor of the Highland Park School in Highland Park, New Jersey, a post held for more than five years until his retirement in June 1996.

Michael J. Suchar, 55, Director

Dr. Suchar became a director of the Company in May 1996. Dr. Suchar earned a Doctor of Dental Surgery degree from Temple University School of Dental Medicine. He also earned a Bachelors of Science degree from Villanova University. Dr Suchar attained the position of Director of Dental Medicine, St Christopher’s Hospital for Children, Philadelphia, PA. He serves on the Medical Executive Committee at St Christopher’s, along with other hospital committees. He has been practicing pediatric dentistry for more than twenty years.  Dr. Suchar also has a patented invention in the field of aviation security.

Frank J. Adipietro, 53, Director

Dr. Adipietro became a director of the Company in October 24, 2006. Dr. Adipietro earned an M.D. degree from Downstate Medical School, Brooklyn, New York. He has also earned an undergraduate degree from New York University, graduating with Phi Beta Kappa and Magna Cum Laude distinction. He has been practicing in the area of anesthesia and interventional pain management for more than twenty years.  He serves as President of the Medical Staff at Eastern Long Island Hospital in Greenpoint, New York since 2009 and serves on numerous hospital committees.  He was affiliated with Lenox Hill Hospital, New York, NY for more than ten years in the field of anesthesiology.

Richard Whitworth, 62, Director

Mr. Whitworth became a director of the Company on October 24, 2006. Mr. Whitworth earned a Bachelor of Science degree from the University of Florida and has completed extensive post-graduate coursework and seminars in Law, Public Administration, Health Policy, Finance, Criminal Justice, Social Work and Education.  He has been serving as the president of the Whitworth Group Inc. for the past 20 years. The Whitworth Group specializes in governmental and public relations, organizational development and financial services. Prior to that, he was the Director for the DWI Program Office for the Florida Supreme Court from 1979 to 1987. From 1976 to 1978 he was the Director of Prevention for the Florida Association Drug Abuse Treatment and Education Centers, Inc. From 1974 to 1976 he served as Specialist, Health and Mental Health, Aging Program Office for the Department of Health and Rehabilitation Services. Prior to that, he was the Director of Prevention for the Drug Abuse Program under the direction of the Department of Health and Rehabilitation Services.

Board Committees

Our board of directors established an audit committee and a compensation committee in October 2006. All of the members of each of these standing committees are independent as defined under NASDAQ rules and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act. Richard Whitworth is the sole member of our audit committee.

Audit Committee

The audit committee’s responsibilities include:  appointing, approving the compensation of, and assessing the independence of our independent auditor;  overseeing the work of our independent auditor, including through the receipt and consideration of reports from the independent auditor;  reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures;  monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;  discussing our risk management policies; establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent auditor and management; and preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. We have not been able to identify a qualified audit committee financial expert to serve in such capacity.

During the year ended December 31, 2010, the Audit Committee held one meeting. In connection with the audit of our financial statements as of and for the years ended December 31, 2010 by Meyler & Company, LLP (“Meyler”), our Independent Public Accounting Firm, our audit committee has discussed with Meyler the matters required to be discussed by the Statement on Auditing Standards No. 61 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the audit committee has received the written disclosures and the letter from Meyler required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Meyler their independence.

The audit committee has reviewed and discussed our audited financial statements as of and for the years ended December 31, 2010 with management and based on this review and discussion has recommended to the board of directors that such audited financial statements be included in this annual report on Form 10-K for filing with the Securities and Exchange Commission.

Compensation Committee

The compensation committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;
●	determining the compensation of our chief executive officer;
●	reviewing and approving, or making recommendations to our board of directors with respect to the compensation of our other executive officers;
●	overseeing an evaluation of our senior executives;
●	overseeing and administering our cash and equity incentive plans; and
●	reviewing and making recommendations to our board with respect to director compensation.

The Compensation Committee did not meet during the year ended December 31, 2010.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will manage for the long-term benefit of our stockholders. In that regard, we have established and adopted charters for the audit committee and compensation committee, as well as a code of business conduct and ethics applicable to all of our directors, officers and employees. Our code of business conduct and ethics can be viewed on our website at www.coatesengine.com.

Compensation Committee Interlocks and Insider Participation

George J. Coates, Gregory Coates and Barry C. Kaye are executive officers and members of our board of directors. None of our executive officers serves as a member of our compensation committee, audit committee or other committee serving an equivalent function. None of the current members of the compensation committee of our board has ever been one of our employees.

Liability Limitations and Indemnification

The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated charter and amended and restated by-laws incorporated by reference as exhibits to this report. We refer in this section to our amended and restated charter as our charter, and we refer to our amended and restated by-laws as our by-laws.

Our charter and by-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;
●	acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

Our charter and by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions taken in his or her capacity as an officer, director, employee or agent, regardless of whether the by-laws would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our charter or by-laws or the indemnification agreements we have entered into with our directors and officers, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

We know of no person, who, at any time during the fiscal year ended December 31, 2010 to the date hereof, was a director, officer or beneficial owner of more than ten percent of any class of our equity securities (a "Reporting Person"), that failed to file on a timely basis any reports required to be furnished pursuant to Section 16(a). Based upon a review of Forms 3, 4 and 5 furnished to us under Rule 16(a)-3(d), we know of no Reporting Person that failed to file the required reports within the required time limits.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers for years ended December 31, 2010 and 2009:

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary		Awards	Compensation

George J. Coates (1)	2010	$311,394	(1)	(1)	$10,000	(4)
Chief Executive Officer and President	2009	$269,231	(1)	(1)	(4)

Barry C. Kaye (2)	2010	$-		(2)	$102,018	(2)
Chief Financial Officer and Treasurer	2009	$-		(2)	$102,393	(2)

Gregory Coates (3)	2010	$176,602	(3)	(3)	(4)
President, Technology Division	2009	$158,654	(3)	(3)	(4)

(1)
In April 2007, we executed an amended and restated employment agreement with George J. Coates (the “GJC Agreement”) that replaced an employment agreement signed in 2006.   The term of the GJC Agreement, which became effective as in October 2006, is for five years.  The GJC Agreement originally provided for annual salary of $183,549, an annual performance bonus determined by unanimous vote of the independent members of the board of directors, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans.  In August 2008, the board of directors authorized an increase in Mr. Coates’ annual base compensation to $250,000. The GJC Agreement further provides that upon achieving a sufficient level of working capital, the amount of annual salary shall be increased to $300,000, an automobile will be provided to Mr. Coates and he will be entitled to a severance payment equal to three years’ annual compensation, should he terminate his employment with Good Reason, as defined, or upon his death. He will also be provided with a $2 million life insurance policy and will cooperate with us in securing key-man life insurance. In accordance with the GJC Agreement, in April 2007, we granted Mr. Coates 1,000,000 stock options to purchase shares of our common stock at an exercise price of $0.44 per share. In November 2009, we granted 50,000 stock options to purchase shares of our common stock at an exercise price of $0.43 per share. In November 2010, we granted 275,000 stock options to purchase shares of our common stock at an exercise price of $0.40 per share.

(2)
These amounts represent payments to Mr. Kaye for consulting services provided to us during 2010 and 2009, respectively. In April 2007, we granted to Mr. Kaye 125,000 options to purchase shares of our common stock at an exercise price of $0.44 per share. These options are fully vested.

(3)
In April 2007, the Company executed an amended and restated employment agreement with Gregory Coates (the “GC Agreement”) that replaced an employment agreement signed in 2006.   The term of the GC Agreement, which became effective as of October 2006, is for five years.  The GC Agreement originally provided for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. In August 2008, the board of directors authorized an increase in Gregory Coates’ annual base compensation to $150,000. The GC Agreement further provides that upon the Company achieving a sufficient level of working capital, the amount of annual salary shall be increased to $250,000; he will become eligible for an annual performance bonus, a company-provided automobile and a severance payment equal to two years’ annual compensation, should he terminate his employment with Good Reason, as defined. He will also be provided with a $2 million life insurance policy and will cooperate with the Company in securing key-man life insurance. In accordance with the GC Agreement, on April 2007, we granted to Gregory Coates 500,000 options to purchase shares of our common stock at an exercise price of $0.44 per share.

(4)
George J. Coates and Gregory Coates were provided with health care, dental care and life insurance benefits amounting to approximately $27,400 and $12,200, respectively, in 2010 and amounting to approximately $16,900 and $7,500, respectively in 2009. In addition, in 2010, pursuant anti-dilution provisions applicable to Mr. Coates, he received 4,001 shares of Series A Preferred Stock valued at $10,000 which entitle the holder to 10,000 votes per share at all matters brought before a vote of the common stockholders.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards to the Executives of the Company as of December 31, 2010:

Name	Number of Securities Underlying Unexercised Options that are Exercisable	Number of Securities Underlying Unexercised Options that are Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
George J. Coates	1,000,000	-		-	$0.44	10/23/2021
	50,000	-		-	$0.43	11/3/2024
	275,000	275,000	(1)	-	$0.40	11/18/2025
Gregory Coates	500,000	-		-	$0.44	10/23/2021
Barry C. Kaye	125,000	-		-	$0.44	10/17/2021

(1)	These stock options shall become fully vested on November 19, 2011.

Vesting of the stock options is subject to acceleration under certain circumstances in the event of an acquisition of the Company.

Director Compensation

A compensation program was adopted by the board of directors in March 2007 which provides for compensation to our directors in the amount of $1,000 per day, plus reasonable travel expenses. This compensation plan further provides for the granting of stock options to our non-employee directors from time to time under our 2006 Stock Option and Incentive Plan to purchase our common stock at an exercise price equal to the quoted closing price of our stock on the day prior to the date of grant. In March 2007, our four non-employee directors were each granted 25,000 stock options to purchase shares of our common stock at an exercise price of $0.44 per share. One-fourth of these stock options will vest on each of the first four annual anniversary dates after the date of grant.

The following table summarizes the components of director compensation:

Name of Director	Year Ended December 31,	Fees Earned or Paid in Cash	Stock Options Awarded	Total Compensation

Dr. Frank J. Adipietro	2010	$-	$17,700	$17,700
	2009	$-	$13,600	$13,600

Dr. Richard W. Evans	2010	$-	$-	$-
	2009	$-	$12,340	$12,340

Employment contracts and termination of employment and change-in-control arrangements

In October 2006, we signed employment contracts with George J. Coates and Gregory Coates, who are serving as our employees. These employment agreements were amended and restated in April 2007.

A summary of the compensation terms under the employment agreements appears in the table below:

Name & Position	Annual compensation		Number of stock options(2)	Life insurance	Severance payment(3)	Term of the Agreement
George Coates, President and Chief Executive Officer	$250,000	(1)	1,000,000	$2,000,000	Three years salary(4)	Five years

Gregory Coates, President Technology Division	$150,000	(1)	500,000	$2,000,000	Two years salary(4)	Five years

(1)
The annual salary for George J. Coates and Gregory Coates shall be increased to $300,000 and $250,000, respectively, at such time that the board of directors determines that we have Sufficient Capital, as defined.

(2)
These Options were granted in 2007 and are fully vested. In November 2009, we granted an additional 50,000 stock options which have fully vested to George J. Coates to purchase shares of our common stock at an exercise price of $0.43 per share. In November 2010, we granted an additional 285,000 stock options which will vest in November 2011 to George J. Coates to purchase shares of our common stock at an exercise price of $0.40 per share.

(3)	The entitlement for the severance payment is subject to the employee terminating his employment for a good reason.

(4)	The severance payment shall become effective in the event such termination for a good reason occurs after the board of directors determines that we have Sufficient Capital, as defined.

Under the applicable employment agreements, these employees are eligible for an annual performance bonus only after the board of directors determines that the Company has Sufficient Capital, as defined.

Under their employment agreements, George and Gregory Coates undertook to vote all their shares in the Company to elect to our board of directors at least two ‘independent directors’ as defined by the rules of the SEC and NASDAQ. In addition, our rights in intellectual property developed by George and Gregory Coates will be as set forth in a certain amended and restated license agreement dated April 6, 2007 and described in Item 1, under the caption “License Agreement – George J. Coates and Gregory Coates”. Under their employment agreements, we are not entitled to terminate the employment of either George or Gregory Coates unless they are terminated for cause, as defined in their employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of July 29, 2011 for:

●	each of our executive officers and directors;
●	all of our executive officers and directors as a group; and
●	any other beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 282,746,327 shares outstanding as of July 29, 2011. Addresses of named beneficial owners are care of Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719.

	Beneficial Ownership
	Outstanding Shares		Right to Acquire Within 60 Days After	Shares Beneficially Owned
Name and Address of Beneficial Owner	Beneficially Owned		December 31, 2010	Number		Percentage

George J. Coates	208,634,862	(1)	1,050,000	209,684,862	(1)	74.16%

Gregory Coates	14,032,520		500,000	14,532,520		5.14%

Dr. Frank Adipietro	2,490,402		75,000	2,565,402		0.91%

Dr. Richard Evans	1,760,087		75,000	1,835,807		0.65%

Barry C. Kaye	219,000		125,000	344,000		0.12%

Dr. Michael J. Suchar	130,800		25,000	155,800		0.06%

Richard Whitworth	-		25,000	25,000		0.01%

All executive officers and directors as a group (7 persons)	227,267,671		1,875,000	229,142,671		81.04%

(1) Includes 1,957,760 shares owned by Mr. Coates' spouse, beneficial ownership of which is disclaimed by George J. Coates.

George J. Coates owns 70,744 shares of Series A Preferred Stock which entitles him to 707,440,000 votes at all matters brought before the common stockholders for a vote.  When added to the votes he is entitled to from his shares of common stock owned this represents an aggregate voting interest representing 94%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2011, we granted stock options to George J. Coates to purchase 3,600,000 shares of our Common Stock, par value, $0.0001 per share at an exercise price of $0.25 per share. These options will fully vest on July 26, 2012.

Certain Relationships and Related Transactions (in thousands of dollars)

In a series of transactions during 2011, we received aggregate proceeds of $214,000 from George J. Coates and issued promissory notes that are due on demand. These notes bears interest at the rate of 17% per annum, compounded monthly. During this same period, a total of $22,000 of promissory notes was repaid.

In May 2011, we provided a stock-based award of 50,000 shares of Series A Preferred Stock, par value $0.001 per share to George J. Coates in consideration of his efforts to negotiate a letter of intent to enter into an exchange of shares of common stock with a Chinese heavy equipment manufacturer that will result in the Company owning 60% of the Chinese entity. This transaction would provide the Company with ready access to substantial manufacturing capacity and skilled labor. This award was also an inducement to Mr. Coates for his consent to undertake a secondary public offering of the Company's equity securities that is expected to result in significant dilution to his ownership interest. Each share of Series A Preferred Stock entitles the holder to 10,000 votes on all matters brought before a vote of our stockholders. The Series A Preferred Stock is not entitled to any dividends or distributions of capital.

In a series of transactions during 2011, we provided a stock-based award of 6,743 shares of Series A Preferred Stock, par value $0.001 per share to George J. Coates pursuant to anti-dilution provisions in effect with respect to the Coates family. Under the anti-dilution provisions, the number of shares of the Series A Preferred Stock required to restore the voting percentage of the Coates family to the percentage of votes owned prior to each issuance of any new shares of common stock to non-Coates family shareholders, shall be issued to George J. Coates.

In April 2011, we received proceeds of $12,000 from Bernadette Coates, spouse of George J. Coates and issued a promissory note that are due on demand. This note bears interest at the rate of 17% per annum, compounded monthly.

In April 2011, by mutual agreement between us and two of our directors, promissory notes held by these directors amounting to $250,000, plus accrued interest thereon of $70,000 were converted into 1,869,570 shares of our common stock at a conversion rate of $0.17 per share.

In March 2011, by mutual agreement between us and The Coates Trust, a trust owned and controlled by George J. Coates, promissory notes issued to The Coates Trust amounting to $180,000, plus accrued interest thereon of $18,000 were converted into 1,165,507 shares of our common stock at a conversion rate of $0.17 per share.

In a series of transactions during 2011, we sold 1,930,036 shares of our common stock, 800,000 common stock warrants to purchase one share of our common stock at an exercise price of $0.25 per share, 833,333 common stock warrants to purchase one share of our common stock at an exercise price of $0.27 per share, 153,846 common stock warrants to purchase one share of our common stock at an exercise price of $0.325 per share and 142,857 common stock warrants to purchase one share of our common stock at an exercise price of $0.35 per share  in consideration for $525,000 received from the son of a director.

In February 2011, we sold 200,000 shares of our common stock in consideration for $50,000 to one of our directors. These transactions were private sales of unregistered, restricted securities pursuant to a stock purchase agreement.

In November 2010, we received $6,037 from Bernadette Coates, the spouse of George J. Coates and issued a promissory note which is payable on demand and provides for interest at the rate of 17% per annum, compounded monthly.

In November 2010, we received $50,000 from one of our directors and issued a promissory note which is payable on demand and provides for interest at the rate of 17% per annum, compounded monthly.

In October and November 2010, we received $27,500 from George J. Coates in a series of transactions and issued promissory notes which are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

In September 2010, we received $8,000 from George J. Coates and issued a promissory note which was payable on demand and provided for interest at the rate of 17% per annum, compounded monthly. The principal amount of this note was repaid one week later.

In July and October 2010, we received $75,000 and $80,000, respectively from The Coates Family Trust, a trust owned and controlled by George J. Coates and issued promissory notes which are payable on demand and  provide for interest at the rate of 17% per annum, compounded monthly.

In October 2009, we received $100,000 from The Coates Family Trust and $100,000 from one of our directors and issued promissory notes which are payable on demand. In December 2009, we received $100,000 from another one of our directors and issued a promissory note which is payable on demand. The proceeds of these promissory notes were used for general working capital purposes. All three promissory notes provide for interest at the rate of 17% per annum, compounded monthly and a transaction fee of $7,500 related to each promissory note payable at maturity. For accounting purposes, the transaction fees were amortized to interest expense over the initial term of the promissory notes resulting in a combined effective annual rate of interest of approximately 28.7%. In March 2010, the promissory note to the Coates Family Trust was prepaid in full, including accrued interest and transaction fees of $10,000.

The approximate amount of compensation and benefits paid to George J. Coates, Gregory Coates and Bernadette Coates, exclusive of non-cash stock-based compensation for employee stock options granted to George J. Coates and Gregory Coates, for the two years ended December 31, 2010, is summarized as follows (rounded to thousands of dollars):

	2010	2009

George J. Coates (a) (b)	$321,000	$286,000
Gregory Coates (a)	177,000	166,000
Bernadette Coates	75,000	77,000

(a)	Includes compensation paid in 2010 and 2009 for vacation earned but not taken.
(b)
For the year ended December 31, 2010, George J. Coates received 4,001 shares of Series A Preferred Stock which entitles the holder to 10,000 votes per share at all matters brought before the common stockholders for a vote. The estimated fair value of these shares of $10,000 is included in the reported amount of compensation for 2010.

Barry C. Kaye, Treasurer and Chief Financial Officer was paid consulting fees of approximately $102,000 and $102,000 in 2010 and 2009, respectively.

Director Independence

The following table sets forth the members of our board of directors that are independent and certain board committee assignments:

Dr. Frank Adipietro	Director *, **

Dr. Michael J. Suchar	Director *, **

Richard Whitworth	Director *, **, ***

*           Serves as an independent director.
**         Serves as a member of our compensation committee
***       Serves as a member of our audit committee

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

COATES INTERNATIONAL, LTD.

Coates International, Ltd.
Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(Unaudited)

Assets
Current Assets
Cash	$9,051	$53,360
Restricted cash	1,737	61,643
Other receivables	-	11,440
Inventory, net	417,432	431,999
Deferred offering costs	41,505	-
Total Current Assets	469,725	558,442
Property, plant and equipment, net	2,319,066	2,368,680
Deferred licensing costs, net	60,653	63,866
Total Assets	$2,849,444	$2,990,988

Liabilities and Stockholders' Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$1,250,356	$1,242,842
Mortgage loan payable	1,645,000	1,710,000
Promissory notes to related parties	169,440	463,537
Convertible promissory notes, net of unamortized discount	105,197	84,700
Derivative liability related to convertible promissory notes	341,370	84,800
Unearned revenue	29,124	144,124
10% Convertible note	10,000	10,000
Total Current Liabilities	3,550,487	3,740,003
License deposits	365,400	375,000
Total Liabilities	3,915,887	4,115,003

Commitments and Contingencies

Stockholders' Deficiency
Preferred Stock, $0.001 par value, 100,000,000 shares authorized, 71,093 and 14,001 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	71	14
Common Stock, $0.0001 par value, 1,000,000,000 shares authorized, 282,971,314 and 275,906,253 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	28,297	27,591
Additional paid-in capital	24,500,885	22,553,853
Accumulated deficit	(25,595,696)	(23,705,473)
Total Stockholders' Deficiency	(1,066,443)	(1,124,015)
Total Liabilities and Stockholders' Deficiency	$2,849,444	$2,990,988

The accompanying notes are an integral part of these consolidated financial statements.

Coates International, Ltd.
Consolidated Statements of Operations
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Sales	$-	$-	$125,000	$-
Cost of goods sold	-	-	65,446	-
Gross Margin	-	-	59,554	-
Revenue from research and development	-	-	150,000	850,000
Sublicensing fee revenue	4,800	-	9,600	-
Total Revenues	4,800	-	219,154	850,000
Expenses:
Research and development costs	95,879	148,191	171,694	315,254
General and administrative expenses	369,368	272,759	1,233,988	842,026
Depreciation and amortization	17,101	23,730	52,827	61,618
	482,348	444,680	1,458,509	1,218,898
	(477,548)	(444,680)	(1,239,355)	(368,898)
Other Operating Expense:
Increase in estimated fair value of embedded derivative liabilities	208,357	-	281,504	-
Loss from Operations	(685,905)	(444,680)	(1,520,859)	(368,898)
Interest expense, net	124,870	57,414	369,364	177,864
Loss Before Income Taxes	(810,775)	(502,094)	(1,890,223)	(546,762)
Provision for income taxes	-	-	-	-
Net Loss	$(810,775)	$(502,094)	$(1,890,223)	$(546,762)

Basic net loss per share	$-	$-	$(0.01)	$-
Basic weighted average shares outstanding	282,741,138	275,506,253	280,245,143	275,506,070
Diluted net loss per share	$-	$-	$(0.01)	$-
Diluted weighted average shares outstanding	282,741,138	275,506,253	280,245,143	275,506,070

The accompanying notes are an integral part of these consolidated financial statements.

Coates International Ltd.
Condensed Consolidated Statements of Cash Flows
Unaudited

	For the Nine Months Ended September 30,
	2011	2010

Net Cash Flows Used in Operating Activities	$(1,013,211)	$(299,325)
Cash Flows Used in Investing Activities:
Acquisition of property, plant and equipment	-	(14,350)
Net Cash Used in Investing Activities	-	(14,350)
Cash Flows Provided by (Used in) Financing Activities:
Issuance of common stock and warrants	575,000	3,645
Issuance of convertible promissory note	263,000	146,000
Issuance of promissory notes to related parties	278,594	108,000
Repayment of promissory notes to related party	(142,692)	(100,000)
Release from Interest reserve	60,000	-
Repayment of Mortgage Loan	(65,000)	(10,000)
Repayment of 10% convertible note	-	(10,000)
Deferred financing costs	-	1,000
Net Cash Provided by Financing Activities	968,902	138,645

Net Decrease in Cash	(44,309)	(175,030)
Cash, beginning of period	53,360	252,902
Cash, end of period	$9,051	$77,872

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$107,097	$101,857

Supplemental Disclosure of Non-cash Financing Activities:
Conversion of convertible promissory notes	$245,960	$-
Conversion of promissory notes to related parties	517,833	-
	$763,793	$-

The accompanying notes are an integral part of these consolidated financial statements.

Coates International, Ltd.
Notes to Consolidated Financial Statements
(All amounts rounded to thousands of dollars)
(Unaudited)

1.        BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Coates International, Ltd. and its wholly-owned subsidiary (the “Company”) have been prepared in accordance with accounting principles generally accepted for interim financial information and rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine months ended September 30, 2011 and 2010 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.  The unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q for the quarters ended June 30 and March 31, 2011.

Effective with the third quarter of 2011, the financial statements of Coates International, Ltd. have been consolidated with Coates Oklahoma Engine Manufacturing, Ltd., a newly formed, wholly-owned subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company incurred a net loss for the nine months ended September 30, 2011 of ($1,890,000), and has incurred substantial net losses since inception while engaging primarily in research and development. As of September 30, 2011, the Company had an accumulated deficit of ($25,596,000) and had negative working capital of ($3,081,000). In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty in the Company’s challenge to secure needed additional working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has been actively undertaking efforts to secure new sources of working capital.  During the nine months ended September 30, 2011, the Company raised new working capital of $974,000 consisting of proceeds from issuance of stock and warrants amounting to $575,000, proceeds from issuance of promissory notes to related parties, net of repayments of $136,000 and proceeds from issuance of convertible promissory notes amounting to $263,000. Subsequent to September 30, 2011 the Company received proceeds of $85,000 from issuance of additional promissory notes to related parties and $52,000 from issuance of an additional convertible promissory note. The Company continues to actively seek out new sources of working capital; however, there can be no assurance that it will be successful in these efforts. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The doubt about the Company’s ability to continue to operate as a going concern has existed for a number of years. Management has been successful in raising sufficient new working capital throughout that time to enable the Company to continue as a going concern and, although management cannot provide assurances that it can be successful, management believes that it can continue to do so in the future. Management has instituted a cost control program intended to cut variable costs to only those expenses that are necessary to carry out its activities related to research and development and manufacturing natural gas fueled industrial electric power Coates Spherical Rotary Valve (“CSRV”) Gen Sets, entering the production phase of operations, developing additional commercially feasible applications of the CSRV system technology, seeking additional sources of working capital and covering the general and administrative expenses in support of such activities.

2.        ACCOUNTING POLICIES

Net Loss per Share

Basic net income (loss) per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. Diluted net income (loss) per share is based on the weighted average number of common and potentially dilutive common shares outstanding, when applicable.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP for interim financial information and rules and regulations of the SEC requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include determining a value for the Series A Preferred Stock issued and certain limited anti-dilution rights granted to George J. Coates, determining the amount of discount on convertible promissory notes, measuring the estimated fair value of embedded derivative liabilities related to convertible promissory notes outstanding, assigning useful lives to property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, determining the amount of the allowance for deferred tax assets, assigning expected lives to and estimating the rate of forfeitures of stock options granted and selecting a volatility factor for stock options in order to estimate the fair value of the Company’s stock options on the date of grant.

3.        CONCENTRATIONS OF CREDIT AND BUSINESS RISK

At September 30, 2011, the Company maintained cash balances with two financial institutions. Accounts at these institutions are currently fully insured by the Federal Deposit Insurance Corporation.

The Company’s operations are devoted to the development, application and marketing of the CSRV system technology which was invented by George J. Coates, the Company’s founder and his son Gregory Coates. George J. Coates is the Chairman, Chief Executive Officer, President and controlling stockholder of the Company. From July 1982 through May 1993, seven U.S. patents as well as a number of foreign patents were issued with respect to the CSRV system technology.  Since the inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates.  The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

The Company is highly dependent on Almont Energy, Inc. (“Almont”) for cash flows, revenues and profits from a research and development agreement and exclusive sublicensing agreements covering sale and distribution of natural gas fueled, industrial electric power CSRV engine generators (“Gen Sets”) within the territories of Canada and the United States. As discussed in more detail in Note 4, at September 30, 2011, Almont owed the Company approximately $5.8 million dollars due under the research and development, sublicensing and escrow agreements.  Payment of this balance is dependent on Almont’s success in securing working capital financing and/or raising new equity capital.

4.        AGREEMENTS ASSIGNED TO ALMONT ENERGY INC.

In 1999, the Company granted a sublicense to Well to Wire Energy, Inc. ("WWE"), a Canadian-based company that provided services to the oil and gas industry.  This sublicense provided for a $5,000,000 license fee to be paid to the Company and covers use of the CSRV system technology in the territory of Canada (the “Canadian License”). A separate research and development agreement (“R&D Agreement”) provided for WWE to pay an additional $5,000,000 fee to the Company in consideration for the development and delivery of certain prototype engines. The Company satisfactorily completed development of the prototypes in accordance with this agreement. The research and development agreement has not been reduced to the form of a signed, written agreement.

In 2008, the Company also entered into an escrow agreement with WWE that provided conditional rights to a second sublicense agreement between the Company and WWE for the territory of the United States (the “US License”). The US license has been deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee to be paid to the Company of $50 million.

The escrow agreement requires that WWE make payment (the “Release Payment”) to the Company equal to the remaining unpaid balance of licensing fee for the Canadian License, the R&D Agreement fee and the down payment of $1,000,000 required under the US License. WWE had been making periodic nonrefundable payments to the Company toward satisfaction of the Release Payment.

During the first quarter of 2010, with the prior consent of the Company, WWE assigned the Canadian License and the rights to the US License, subject to the terms and conditions of the escrow agreement, to Almont Energy, Inc. (“Almont”), a privately held, independent third party entity based in Alberta, Canada. In connection with the assignment, the Company waived all events of default by WWE under the escrow agreement. The Company also waived the provisions of the escrow agreement requiring the payment of interest on the unpaid balance of the Release Payment. Almont made two payments to the Company in February 2010 totaling $700,000 as a prerequisite condition to the Company consenting to the assignment.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the escrow agreement between the Company and WWE, with the following modifications:

•
The Release Payment Date as defined in the escrow agreement has been extended to March 19, 2012. At the time of the assignment, the remaining unpaid balance of the Release Payment was $5,997,000. Provided that Almont remits this entire unpaid balance to the Company on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full. As of September 30, 2011, the balance of the release payment was $5,847,000.

•
After payment of the Release Payment which includes the $1 million deposit towards the US License, Almont has also become obligated to pay the $49 million remaining balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License fee is paid in full. However, in any event, the entire $49 million licensing fee is required to be paid on or before February 19, 2015.

To the extent that Almont is not successful or experiences delays in remitting the balance of the Release Payment, the Company’s cash flow, results of operations and financial condition will be adversely affected.

The Canadian License

The Canadian License exclusively licenses within Canada the use of the CSRV system technology for industrial engines fueled by natural gas to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

●	Licensee shall have the exclusive right to use, sell and lease electric power generators designed with the CSRV system technology within Canada.
●	Licensee shall have a specified right of first refusal to market the CSRV electric power generators worldwide.
●
Upon commencement of the production and distribution of the CSRV electric power Gen Sets, the minimum annual number of Gen Sets to be purchased by Licensee in order to maintain exclusivity is 120.  Until otherwise agreed between the parties, the price per Gen Set shall be $159,000.  In the event Licensee fails to purchase the minimum 120 CSRV Gen Sets during any year, Licensee will automatically lose its exclusivity. In such a case, Licensee would retain non-exclusive rights to continue to use and sell the CSRV Gen Sets in the territory of Canada.

●	Licensee is required to pay a royalty to the Company equal to 5% of the sum of its annual gross profits and $400,000.
●	All licensed rights under this license agreement related to the CSRV system technology will remain with the Company.

The US License

The US License will, upon Almont satisfying the Release Payment, grant to Almont the right to use, sell and lease Licensed Products manufactured by the Company, as the power source for the generation of electrical energy in the territory of the Unites States.  Licensed Products consist of CSRV Engines, CSRV Valve Systems, CSRV Valve Seals, CSRV Rotary Valve Spheres and CSRV Valve Components for use in electric power generation applications.

The manufacture of any Licensed Products by Licensee is prohibited.  Licensee is required to procure all internal combustion engines incorporating the CSRV system technology from the Company or its designee. The license granted to Licensee is exclusive within the Territory, provided that Licensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV system technology, the Coates Engines and all component parts. The agreement also grants Licensee a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Product.

The business plan of Almont assumes the purchase of a substantial number of CSRV units over a 5-year period. Almont’s purchase of CSRV units from the Company will be made by way of standard purchase orders, issued based on market and customer demand. Over the 5-year period, Almont anticipates that the volume of total purchases from the Company will be similar to, or potentially exceed the 7,400 CSRV units contemplated in the Company’s previous arrangement with WWE. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

5.        NON-BINDING PRELIMINARY LETTER OF INTENT TO MERGE WITH S.W.T. IN CHINA

In May 2011, the Company entered into a non-binding letter of intent with S.W.T., an established heavy equipment manufacturer in China and The Coates Trust. The letter expresses the mutual intent of the parties to exchange shares of common stock between the Company and S.W.T., provides for a cash payment to the shareholders of S.W.T. and the issuance shares of the Company’s common stock to The Coates Trust in consideration of a CSRV technology license for China. The Company is prevented by confidentiality provisions from disclosing the full name of the Chinese entity. The transaction was subject to required governmental approvals and a number of other prerequisite conditions. In September 2011, the Company determined that the risk of proceeding with this merger transaction was greater than anticipated. Accordingly, the Company has discontinued efforts to consummate the merger and, will instead, consider working out an alternate, simpler approach to enable it to have access to the manufacturing capabilities of S.W.T. while affording both companies the opportunity to benefit from CSRV system technology related manufacturing activities.

6.        COOPERATION AGREEMENT WITH TONGJI UNIVERSITY OF CHINA

In June 2010, the Company and the Coates Trust (collectively “Coates”) entered into a Cooperation Agreement with Tongji University of China (the “University”) for the purpose of enabling the University to undertake an evaluation and testing of the CSRV engine technology. The results of the evaluation and testing will be used to determine if, and to what extent, the engine technology could be applied in the manufacture and distribution of products in China. Coates is required to deliver to the University a 1600cc, 4-cylinder CSRV engine and a 1600cc, 4-cylinder poppet valve engine to facilitate comparison. The University is responsible for obtaining any required regulatory approvals in connection with the evaluation and testing activities. The costs and expenses of testing and evaluation of the engine shall be the responsibility of the University. Coates is required to provide technical assistance, as needed, to optimize the success of the evaluation and testing.

The University is to promptly furnish Coates with a copy of its findings. Provided the results of the evaluation and testing of the CSRV engines are deemed satisfactory, Coates has agreed that it will sublicense the CSRV technology to Chinese engine manufacturers. The parties also entered into a Confidentiality and Non-Disclosure Agreement which provides for protection of the CSRV technical information and patents. The Coates Trust has expressed its intention to license the CSRV system technology rights to the Company for the territory to be defined in connection with any such licenses granted to Chinese manufacturers. To date, the terms of any such license have not been determined. At this time, the parties are not actively working on this cooperation agreement, but may agree to do so at some point in the future.

7.        INVESTMENT IN COATES OKLAHOMA ENGINE MANUFACTURING, LTD.

In August 2011, the Company formed a new wholly-owned subsidiary, Coates Oklahoma Engine Manufacturing, Ltd., a Delaware corporation for the purpose of raising working capital and establishing manufacturing operations in the state of Oklahoma. At this time, it has not commenced operations and has only incurred minimal start up expenses. It is working on opportunities to raise working capital and is in the process of negotiating business and tax incentives with the State of Oklahoma and searching for a suitable manufacturing facility within the State.

8.        INVESTMENT IN COATES FINANCE MANAGEMENT, LTD.

In October 2009, the Company entered into a joint venture (“JV”) arrangement with an independent third party for the purpose of undertaking a private offering of collateralized zero coupon bonds to institutional investors. A new entity, Coates Finance Management, LLC (“CFM”) was formed to carry out the objectives of the joint venture. The Company owned 90% of CFM; however, 100% of the JV entity’s profits and losses were to be allocated to the Company. This entity was being accounted for as a consolidated subsidiary.

In March 2010, after careful consideration of this proposed undertaking, the Company’s board of directors (the “Board”) concluded that the bond offering should not be further pursued and the Company terminated the joint venture arrangement. The Company was not obligated to incur any additional costs, and there are no provisions for any penalties in connection with termination of the JV Agreement. As of the effectiveness of the termination of this Joint Venture, the business of CFM was discontinued and the accounting for CFM as a consolidated subsidiary ceased.

9.        INVENTORY

Inventory was comprised of the following:

	September 30, 2011	December 31, 2010
Raw materials	$452,000	$447,000
Work-in-process	116,000	136,000
Finished goods	-	-
Reserve for obsolescence	(151,000)	(151,000)
Total	$417,000	$432,000

10.      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment were comprised of the following:

	September 30, 2011	December 31, 2010
Land	$1,235,000	$1,235,000
Building	964,000	964,000
Building improvements	83,000	83,000
Machinery and equipment	658,000	658,000
Furniture and fixtures	39,000	39,000
	2,979,000	2,979,000
Less: Accumulated depreciation	(660,000)	(610,000)
Total	$2,319,000	$2,369,000

11.      MORTGAGE LOAN PAYABLE

The Company has a mortgage loan on the land and building that serves as its headquarters, warehouse and research and development facility with an outstanding balance of $1,645,000 at September 30, 2011. The mortgage loan bears interest at the rate of 7.5% per annum. In the third quarter of 2011, the maturity date was extended to July 1, 2012, for which the Company paid a fee of $16,500. The extension agreement requires monthly payments consisting of $5,000 towards the principal balance, plus interest. The loan is collateralized by a security interest in all of the Company’s assets, the pledge of 5 million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and the personal guarantee of George J. Coates. The Company is not permitted to create or permit any secondary mortgage or similar liens on the property or improvements thereon without prior consent of the lender. Up to $500,000 of the principal balance of the mortgage loan may be prepaid without penalty. A prepayment penalty of 2% of the outstanding loan amount would be imposed if the loan is repaid in full at or before maturity unless such prepayment funds are obtained from a permanent mortgage loan obtained from the lender. Interest expense on the mortgage loan for the nine months ended September 30, 2011 and 2010 amounted to $95,000 and $100,000, respectively.

12.      PROMISSORY NOTES TO RELATED PARTIES

In a series of transactions between the Company and George J. Coates between September 2010 and September 2011, the Company received aggregate proceeds of $294,000 from George J. Coates and issued promissory notes that are due on demand. These notes bear interest at the rate of 17% per annum, compounded monthly. During the nine months ended September 30, 2011 and 2010, $125,000 and $-0-, respectively, of these promissory notes was repaid. In April 2011 and November 2010, the Company received $12,000 and $6,000, respectively, from Bernadette Coates, spouse of George J. Coates and issued promissory notes that provided for interest at 17% per annum, compounded monthly. These notes were repaid in full along with accrued interest of $1,000 in the third quarter of 2011.

The Company received $100,000 from The Coates Trust, a trust owned and controlled by George J. Coates and $200,000 from two of its directors and issued promissory notes payable on demand. All three promissory notes provided for interest at the rate of 17% per annum, compounded monthly and a transaction fee of $7,500. For accounting purposes, the transaction fees were amortized to interest expense over the initial term of the promissory notes before the holders agreed to restructure these notes to be payable on demand. In March 2010, the promissory note to The Coates Trust was repaid in full, including accrued interest and the transaction fee totaling $10,000.

In November 2010, the Company received an additional $50,000 from one of its directors and issued a promissory note that was due on demand. The promissory note provided for interest at 17% per annum, compounded monthly.

In April 2011, by mutual agreement between the Company and two of the Company’s directors holding promissory notes issued by the Company, promissory notes, with an aggregate principal amount of $250,000, plus accrued interest thereon of $70,000, were converted into 1,869,570 unregistered shares of the Company’s common stock at a conversion rate of $0.171 per share.

In July 2010, the Company received $100,000 from The Coates Trust and issued a promissory note that was due on demand. In October 2010, the Company received an additional $80,000 from the Coates Trust and issued a promissory note that was due on demand. The promissory notes provided for interest at 17% per annum, compounded monthly. On March 31, 2011, by mutual agreement between the Company and The Coates Trust, these notes, amounting to $180,000, plus accrued interest thereon of $18,000 were converted into 1,165,507 unregistered shares of the Company’s common stock at a conversion rate of $0.17 per share.

For the three months ended September 30, 2011 and 2010, interest expense on these promissory notes amounted to $7,000 and $16,000, respectively. For the nine months ended September 30, 2011 and 2010, interest expense on these promissory notes amounted to $36,000 and $44,000, respectively. At September 30, 2011, unpaid accrued interest on these promissory notes amounting to $15,000 is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

13.      CONVERTIBLE PROMISSORY NOTES AND EMBEDDED DERIVATIVE LIABILITIES

The Company entered into a series of securities purchase agreements (the “Purchase Agreements”) with an investor and issued convertible promissory notes, as follows:

Issued	Principal Amount	Nominal Interest Rate	Maturity	Balance, September 30, 2011
August 2010	$78,500	8.00%	May 2011	$-
September 2010	67,500	8.00%	July 2011	-
December 2010	58,000	8.00%	September 2011	-
February 2011	32,500	8.00%	November 2011	-
May 2011	100,000	8.00%	February 2012	100,000
July 2011	78,500	8.00%	April 2012	78,500
September 2011	52,000	8.00%	June 2012	52,000
	$467,000			$230,500

The Notes may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion. The Notes also contain a prepayment option whereby the Company may make a payment to the holder equal to between 130% and 150% of the then outstanding unpaid principal, interest and any other amounts that might be due for penalties or any event of a default under the Notes during the 179-day period following the date of issuance of the Notes, upon three (3) trading days’ prior written notice to the holder.

The 61% discounted Conversion Price establishes a beneficial conversion feature (“BCF”) which is required to be valued and accreted to interest expense over the six month minimum conversion period of the Convertible Notes. The Company is also required to record additional unamortized discount to recognize the estimated value of the derivative liabilities arising from the convertible promissory notes. Accordingly, the Company recorded a total initial amount of unamortized discount on the Convertible Notes outstanding at September 30, 2011, of $220,000. For the three and nine months ended September 30, 2011, the amount of interest expense resulting from accretion of the unamortized discount on the convertible promissory notes amounted to $78,000 and $224,000, respectively.

The total unamortized discount represented by the value of the BCF is being accreted over the six month period until the conversion of the convertible promissory notes into common stock is permitted. This resulted in an overall effective interest rate of 106%, 129%, 135%, 147%, 147%, 147% and 123% on the $78,500, $67,500, $58,000, $32,500, $100,000, $78,500 and $52,000 convertible notes, respectively. The remaining unamortized balance of this discount, which amounted to $125,000 at September 30, 2011, has been netted against the face amount of the convertible promissory notes resulting in a net carrying amount of $105,000. This net amount is presented in the accompanying consolidated balance sheet at September 30, 2011.

In accordance with GAAP, the conversion features associated with the convertible promissory notes represent derivatives. The Company initially recorded the estimated value of the embedded derivative liabilities related to the convertible promissory notes outstanding at September 30, 2011 amounting to $11,000. The estimated fair value of the embedded derivative liability is required to be remeasured at each balance sheet date. The estimated fair value of the embedded derivative liabilities, which were measured at their aggregate estimated fair value, based on Level 2 inputs, amounted to $341,000, at September 30, 2011. The change in the estimated fair value of the embedded derivative liabilities amounted to $208,000 and $282,000, respectively, for the three and nine months ended September 30, 2011. This amount is included in the accompanying consolidated statements of operations as increase in estimated fair value of embedded derivative liabilities.

The embedded derivative liabilities arise because, based on historical trading patterns of the Company’s stock, the formula for determining the Conversion Rate is expected to result in a lower Conversion Rate than the closing price of the stock on the actual date of conversion (hereinafter referred to as the “Variable Conversion Rate Differential”. The estimated fair value of the derivative liabilities have been calculated based on a Black-Scholes option pricing model.

The Company made the private placement of these securities in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon any other exemption from the registration requirements of the Act, as applicable.

14.      10% CONVERTIBLE NOTE TO RELATED PARTY

The 10% Convertible Note, which is held by one of the Company’s directors, is convertible at the option of the holder, into shares of the Company’s common stock at an initial conversion rate that is determined by dividing the principal amount of the note being converted by $0.45. This convertible note is payable on demand. Interest shall accrue at the rate of 10% per annum and shall be payable at the time of repayment of principal. All interest shall be forfeited upon conversion, in which case the holder would be entitled to dividends declared, if any, on the Company’s common stock during the time the convertible note was outstanding. In March 2010, $10,000 principal amount of this convertible note was repaid along with accrued interest thereon of $3,000. The Company has reserved 22,222 shares of its common stock for conversion of the remaining $10,000 balance of this note.

15.      CONTRACTUAL OBLIGATIONS

The following table summarizes the Company’s contractual obligations at September 30, 2011(rounded to thousands of dollars):

		Amount Due Within
	Total	2011	2012
Mortgage loan payable	$1,645,000	$-	$1,645,000
Convertible promissory notes	231,000	100,000	131,000
Promissory notes to related parties	169,000	169,000	-
Employment agreements(1)	33,000	33,000	-
10% promissory note	10,000	10,000	-
Total	$2,088,000	$312,000	$1,776,000
____________

(1)	The Company’s obligation under employment agreements would increase to $550,000, upon achieving an adequate level of Working Capital, as defined.

16.      CAPITAL STOCK

Common Stock

The Company’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) market system and Pink Sheets under the ticker symbol COTE. The Company is authorized to issue up to 1,000,000,000 shares of common stock, par value, $0.0001 per share (the “Common Stock”).

During the nine months ended September 30, 2011 and 2010, the Company sold $-0- and 10,000 registered shares of its common stock, respectively, under an equity line of credit with Dutchess Private Equities Fund, Ltd. and received proceeds of $-0- and $4,000, respectively. There were no offering costs related to the sale of these shares.

During the nine months ended September 30, 2011, the Company sold in a series of transactions, 1,930,036 shares of its common stock, 142,857 warrants to purchase one share of its common stock at an exercise price of $0.35 per share, 153,846 warrants to purchase one share of its common stock at an exercise price of $0.325 per share, 833,333 warrants to purchase one share of its common stock at an exercise price of $0.27 per share and 800,000 warrants to purchase one share of its common stock at an exercise price of $0.25 per share in consideration for $525,000 received from the son of a director. These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

During the nine months ended September 30, 2011, the Company sold 200,000 shares of its common stock in consideration for $50,000 to one of its directors. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

During the nine months ended September 30, 2011, convertible promissory notes with a total principal amount of $237,000, plus accrued interest thereon totaling $8,000 were converted by the holder into 1,899,948 unregistered shares of the Company’s common stock.

There were no other sales of, or conversions into, common stock during the nine months ended September 30, 2010.

At September 30, 2011, Company had reserved 18,851,126 shares of its common stock to cover the potential conversion of convertible securities and exercise of stock options and warrants.

Preferred Stock and anti-dilution rights

The Company is authorized to issue 100,000,000 new shares of preferred stock, par value, $0.001 per share (the “Preferred Stock”).  The Company may issue any class of the Preferred Stock in any series. The Board shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The Board has designated 100,000 shares of Preferred Stock as Series A Preferred Stock, $0.001 par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

During the nine months ended September 30, 2011, 7,092 shares of Series A Preferred Stock were issued to George J. Coates pursuant to an anti-dilution agreement in effect and a compensatory award of 50,000 shares of Series A Preferred Stock were granted to George J. Coates resulting in the right to 570,920,000 aggregate additional votes. Stock-based compensation amounting to $143,000 was charged to expense for these transactions. During the nine months ended September 30, 2010, the Board agreed to the issuance of 4,001 shares of Series A Preferred Stock of the Company (representing 40,010,000 voting shares) to George J. Coates in order to restore the original percentage of all votes originally held by the Coates family at January 1, 2007. The Coates family shareholdings had been diluted as a result of various issuances of new shares of stock in connection with raises of new equity capital during the period from January 1, 2007 through the date of issuance of the shares of Series A Preferred Stock. As a result, the Coates family requested that as a prerequisite condition to issuing any further shares to new investors and/or lenders, that George J. Coates be awarded the Company’s super-majority voting shares of Series A Preferred Stock, $0.001 par value per share in order to restore its original percentage of all votes that it held at January 1, 2007.

In order to enable the Company to raise needed working capital, the Board deemed it advisable and consented to authorize the issuance of additional shares of Series A Preferred Stock to George J. Coates to restore the Coates family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock (except that no Series A Preferred Stock shall be issued to George J. Coates to restore the Coates Family voting percentage in connection with any new shares of common stock issued upon sale or conversion of the Company’s securities issued pursuant to public offerings by the Company).

Each issuance of shares of Series A Preferred Stock to George J. Coates does not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock. However, the voting rights of the holders of the Company’s common stock are diluted with each issuance.

The Company arranged for an independent professional services firm to determine the estimated fair value of the shares of Series A Preferred Stock provided to Mr. Coates. The estimated aggregate fair value of the Series A Preferred Stock provided to Mr. Coates in 2010 amounted to $10,000. This amount, which was recorded as compensation expense, is included in general and administrative expenses in the accompanying statement of operations for the nine months ended September 30, 2010.

17.      INVESTMENT AGREEMENTS WITH DUTCHESS FUNDS

In June 2011, the Company entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess committed to purchase, in a series of purchase transactions (“Puts”) up to Twenty Million ($20,000,000) Dollars of the Company’s common stock over a period of up to thirty-six (36) months.

The amount that the Company is entitled to request with each Put delivered to Dutchess is equal to, at its option, either (i) two hundred percent (200%) of the average daily volume (U.S. market only) of its common stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or (ii) five hundred thousand dollars ($500,000). The purchase price to be paid by Dutchess for the shares of common stock covered by each Put will be equal to ninety-four percent (94%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date (the “Pricing Period”). “Put Notice Date” is the trading day immediately following the day on which Dutchess receives a Put Notice from the Company.

In connection with the Investment Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, the Company filed a registration statement with the Securities and Exchange Commission (“SEC”) covering 17,500,000 shares of the common stock underlying the Investment Agreement which became effective in August 2011. In addition, during the term of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of such registration statement.

The Company had entered into a previous Investment Agreement with Dutchess Private Equities Fund, Ltd. (the "Dutchess Fund") which expired in June 2010. Pursuant to that Agreement, the Dutchess Fund committed to purchase up to $10,000,000 of the Company’s common stock. During the nine months ended September 30, 2010, the Company sold 10,000 shares of its common stock under this equity line of credit and received proceeds of $4,000.

18.      UNEARNED REVENUE

The Company has received non-refundable deposits aggregating $144,000 from Almont in connection with its order for the shipment of natural gas fueled electric power CSRV engine generators and a $10,000 refundable deposit related to the future potential issuance of a license for the CSRV technology. During the nine months ended September 30, 2011, $125,000 of this amount was recognized as sales in connection with the shipment of a completed CSRV Gen Set to Almont. Recognition of the remaining balance as revenue is being deferred until shipment of the Gen Sets and execution of the related license agreement, respectively. The remaining balance of $29,000 is included in unearned revenue in the accompanying consolidated balance sheet at September 30, 2011.

19.      SUBLICENSING FEE REVENUE

Sublicensing fee revenue for the three and nine months ended September 30, 2011 amounted to $5,000 and $10,000, respectively. There was no sublicensing fee revenue in 2010. The Company commenced shipping production units to Almont under the Canadian Sublicense in April 2011 and began recognizing the license deposit of $300,000 on the Canadian Licensee as revenue on a straight-line basis over the approximately 16-year remaining life of the last CSRV technology patent in force at that date.

20.      LOSS PER SHARE

At September 30, 2011, the Company had 11,882,337 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	3,800,000	$0.250	-	3,800,000
Common stock options	50,000	0.390	50,000	-
Common stock options	360,000	0.400	-	360,000
Common stock options	100,000	0.430	100,000	-
Common stock options	1,750,000	0.440	1,750,000	-
Common stock options	30,000	1.000	30,000	-
Common stock warrants	1,200,000	0.250	N/A	N/A
Common stock warrants	833,333	0.270	N/A	N/A
Common stock warrants	333,333	0.300	N/A	N/A
Common stock warrants	153,846	0.325	N/A	N/A
Common stock warrants	1,028,570	0.350	N/A	N/A
Common stock warrants	210,000	1.100	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.450	N/A	N/A
8% Convertible promissory notes	2,011,033	(1)	N/A	N/A
Total	11,882,337
__________
(1)  The principal amount of convertible promissory notes outstanding, none of which were eligible for conversion at September 30, 2011, was $230,500. The conversion rate is variable as it is equal to the average of the three lowest closing bid prices during the ten trading days prior to the date of conversion. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the three lowest closing bid prices during the ten trading days prior to September 30, 2011.

At September 30, 2010, the Company had 4,382,732 shares of common stock potentially issuable upon assumed conversion of:

Description	Number of Underlying Shares of Common Stock	Exercise Price	Number Vested	Number Non-Vested
Common stock options	50,000	$0.390	-	50,000
Common stock options	100,000	0.430	-	100,000
Common stock options	1,750,000	0.440	1,725,000	25,000
Common stock warrants	210,000	1.100	N/A	N/A
Common stock warrants	333,333	0.300	N/A	N/A
Common stock warrants	885,713	0.350	N/A	N/A
$10,000, 10% Convertible promissory note	22,222	0.450	N/A	N/A
8% Convertible promissory notes	1,031,464	(1)	N/A	N/A
Total	4,382,732
___________
(1)  The principal amount of convertible promissory notes outstanding, none of which were eligible for conversion at September 30, 2010, was $147,000. The conversion rate is variable as it is equal to the average of the three lowest closing bid prices during the ten trading days prior to the date of conversion. The actual number of shares underlying these convertible instruments will likely vary from the number assumed above. The number of shares underlying these convertible notes was determined based on the three lowest closing bid prices during the ten trading days prior to September 30, 2010.

For the three months ended September 30, 2011 and 2010, none of the potentially issuable shares of common stock were assumed to be converted because the Company incurred a net loss in those periods and the effect of including them in the calculation would have been anti-dilutive. For the nine months ended September 30, 2011 and 2010, none of the potentially issuable shares of common stock were assumed to be converted because the Company incurred a net loss in those periods and the effect of including them in the calculation would have been anti-dilutive.

21.      STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Board in October 2006. In September 2007, the Stock Plan, by consent of George J. Coates, majority shareholder, was adopted by the Company’s shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any.  Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company.  A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan.  The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 total number of shares of common stock permitted to be granted under the Stock Plan.

The Stock Plan is administered by the Board and the Compensation Committee.  Subject to the provisions of the Stock Plan, the Board and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock or by any other method approved by the Board or Compensation Committee.  Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such stock options over the exercise price thereof.  Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

During the nine months ended September 30, 2011, the following stock options to purchase shares of the Company’s common stock were granted:

Number of Options	Exercise Price per Share	Vesting Date	Expiration Date
200,000	$0.25	2/16/12	2/15/26
1,800,000	$0.25	7/26/12	7/25/26
1,800,000	$0.25	8/9/12	8/8/26

No stock options were granted during the nine months ended September 30, 2010.

During the three months ended September 30, 2011 and 2010, no stock options became vested. During the nine months ended September 30, 2011 and 2010, 25,000 and 25,000 stock options, respectively, became vested. The weighted-average fair value of 4,160,000 nonvested stock options at September 30, 2011 was $992,000. Total compensation cost related to nonvested stock options at September 30, 2011 that had not been recognized was $741,000. This non-cash compensation expense will be recognized in the future over a remaining weighted average period of approximately six months.

For the three months ended September 30, 2011 and 2010, the Company recorded non-cash stock-based compensation expense related to employee stock options amounting to $131,000 and $10,000, respectively. For the three months ended September 30, 2011 and 2010, $48,000 and $1,000, respectively, of this amount is included in research and development expenses and $83,000 and $9,000, respectively, of this amount is included in general and administrative expenses in the accompanying consolidated statements of operations.

For the nine months ended September 30, 2011 and 2010, the Company recorded non-cash stock-based compensation expense related to employee stock options amounting to $212,000 and $33,000, respectively. For the nine months ended September 30, 2011 and 2010, $54,000 and $4,000, respectively, of this amount is included in research and development expenses and $158,000 and $29,000, respectively, of this amount is included in general and administrative expenses in the accompanying consolidated statements of operations. For the nine months ended September 30, 2011 and 2010, $3,000 and $-0-, respectively, of this amount was allocated to work in process inventory.

A summary of the activity in the Company’s Stock Option Plan is as follows:

	Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Per Stock Option at Date of Grant
Balance, 1/1/10	$0.39 -1.00	2,290,000	12	1,905,000	$0.44	$0.36
Granted	$0.25	3,800,000	15		$0.25	$0.24
Vested	$0.44		11	25,000	0.44	$0.40
Balance, 9/30/11	$0.25 -1.00	6,090,000	12	1,930,000	$0.42	$0.28

No stock options were exercised, forfeited or expired during the nine months ended September 30, 2011.

The weighted average fair value of the Company's stock options was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

·	Historical stock price volatility	139-180%
·	Risk-free interest rate	0.62%-4.64%
·	Expected life (in years)	4
·	Dividend yield	0.00%

The valuation assumptions were determined as follows:

●
Historical stock price volatility: The Company initially obtained the volatility factor of other publicly traded engine manufacturers that were also in the research and development stage. Subsequently, once sufficient trading history became available, the volatility factor was calculated based on the historical daily closing prices of the Company’s common stock on the OTCBB.

●
Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.

●
Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has no historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its assumption that the executives will be subject to frequent black out periods during the time that the stock options will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.

●	No expected dividends.

The same methodology and assumptions were utilized in estimating the fair value of non-employee stock options granted to the Company’s general corporate counsel, as discussed above.

22.      INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Deferred tax assets increased by $353,000 and $744,000 for the three months ended September 30, 2011 and 2010, respectively. These amounts were fully offset by a corresponding decrease in the tax valuation allowance resulting in no net change in deferred tax assets, respectively during these periods. Deferred tax assets decreased by ($97,000) and increased by $607,000 for the nine months ended September 30, 2011 and 2010, respectively. These amounts were fully offset by a corresponding decrease in the tax valuation allowance resulting in no net change in deferred tax assets, respectively during these periods.

No liability for unrecognized tax benefits was required to be reported at September 30, 2011 and 2010.  Based on the Company's evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements.  The Company's evaluation was performed for tax years ended 2006 through 2010, the only periods subject to examination.  The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate that adjustments, if any, will result in a material change to its financial position. For the three and nine month periods ended September 30, 2011 and 2010, there were no penalties or interest related to the Company’s income tax returns.

23.      RELATED PARTY TRANSACTIONS

Compensation and Benefits Paid

The approximate amount of compensation and benefits paid to George J. Coates, Gregory Coates and Bernadette Coates is summarized as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

George J. Coates	$97,000	$75,000	$370,000	$243,000
Gregory Coates	59,000	42,000	146,000	131,000
Bernadette Coates	21,000	18,000	60,000	56,000

Included in compensation paid to George J. Coates during the nine months ended September 30, 2011 is $143,000 representing the estimated fair value of 7,092 shares of Series A Preferred Stock issued pursuant to an anti-dilution agreement in effect and a compensatory grant of 50,000 shares of Series A Preferred Stock. Included in compensation paid to George J. Coates during the nine months ended September 30, 2010 is $10,000 representing the estimated fair value of 4,001 shares of Series A Preferred Stock awarded, as more fully discussed in Note 16.  Also included in the above amounts for the nine months ended September 30, 2011 and 2010 is compensation paid to George J. Coates and Gregory Coates for vacation earned but not taken during the prior calendar year.

In addition to the above compensation, the Company recognized stock-based compensation expense for the three months ended September 30, 2011 and 2010 related to stock options granted to George J. Coates amounting to $89,000 and $1,000, respectively, and stock options granted to Gregory Coates amounting to $72,000 and $-0-, respectively.

In addition to the above compensation, the Company recognized stock-based compensation expense for the nine months ended September 30, 2011 and 2010 related to stock options granted to George J. Coates amounting to $118,000 and $8,000, respectively, and stock options granted to Gregory Coates amounting to $72,000 and $-0-, respectively.

Promissory Notes to Related Parties

During the nine months ended September 30, 2011, in a series of transactions, the Company received aggregate proceeds of $267,000 from George J. Coates and issued promissory notes that are due on demand. During this period, a total of $125,000 of promissory notes was repaid bringing the net principal amount of promissory notes outstanding at September 30, 2011, to $169,000. These notes bear interest at the rate of 17% per annum, compounded monthly.

During the nine months ended September 30, 2011, the Company received $12,000 from Bernadette Coates and issued a 17% promissory note due on demand bringing the total principal amount of promissory notes outstanding $18,000. The entire balance of promissory notes issued to Bernadette Coates was repaid during the third quarter, plus accrued interest thereon of $1,000.

In March 2011, by mutual agreement between the Company and The Coates Trust, a trust owned and controlled by George J. Coates, promissory notes issued to The Coates Trust amounting to $180,000, plus accrued interest thereon of $18,000 were converted into 1,165,507 shares of the Company’s common stock at a conversion rate of $0.17 per share.

In April 2011, by mutual agreement between the Company and two of its directors, 17% promissory notes held by these directors amounting to $250,000, plus accrued interest thereon of $70,000 were converted into 1,869,570 shares of the Company’s common stock at a conversion rate of $0.171 per share.

Other

During the three months ended September 30, 2011 and 2010, Barry C. Kaye, Treasurer and Chief Financial Officer was paid compensation of $22,000 and $23,000, respectively. During the nine months ended September 30, 2011 and 2010, Barry C. Kaye was paid compensation of $76,000 and $71,000, respectively.

As discussed in Note 16, during the nine months ended September 30, 2011, the Company sold in a series of transactions, 1,930,036 shares of its common stock, 142,857 warrants to purchase one share of its common stock at an exercise price of $0.35 per share, 153,846 warrants to purchase one share of its common stock at an exercise price of $0.325 per share, 833,333 warrants to purchase one share of its common stock at an exercise price of $0.27 per share and 800,000 warrants to purchase one share of its common stock at an exercise price of $0.25 per share in consideration for $525,000 received from the son of a director. The Company also sold 200,000 shares of its common stock in consideration for $50,000 to one of its directors. These transactions were private sales of unregistered, restricted securities pursuant to a stock purchase agreement.

24.      LITIGATION AND CONTINGENCIES

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit in January 2008 in which he asserts that the Company is liable to him for breach of an employment contract that never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because the Company had cause to terminate its relationship with Mr. Goldsmith. The Company intends to vigorously defend this lawsuit and has instituted a counterclaim against Mr. Goldsmith. The Company believes that Mr. Goldsmith misrepresented his background and capabilities in order to induce it and/or Coates Motorcycle Company, Ltd. ("CMC") to hire him. The Company is also contending that certain of Mr. Goldsmith's business decisions were made to further his self interest rather than the interests of the Company. The Company believes that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to its financial condition or results of operations. Efforts by the court to settle this matter have been unsuccessful. The Company filed a new motion for summary judgment which is scheduled to be heard by the court December 16, 2011. In that motion, the Company contends that based on the provisions of its corporate by-laws, Mr. Goldsmith’s employment contract required approval by its Board which was never obtained. Mr. Goldsmith filed his own motion for summary judgment in response to the Company’s motion. If both motions for summary judgment are denied, trial is currently scheduled for January 23, 2012. The Company intends to vigorously defend against Mr. Goldsmith’s claims and pursue its counterclaims.

The Company has without prejudice to its position, accrued compensation under his employment agreement for accounting purposes only, of $96,000 of his salary. Although the Company does not intend to make any payments to Mr. Goldsmith in connection with this employment agreement, this amount is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

In March 2010, one of the Company’s vendors notified the Company of its contention that it is owed $160,000, plus accrued interest, for services rendered in 2007. At a meeting with the vendor in the second quarter of 2010, the vendor acknowledged that it did not have documentation to support its claim. Since that meeting, the Company has not received any further communications from this vendor. The Company believes there is no basis in fact to support the vendor’s contention and it is not likely that the vendor can prevail with its position. Accordingly, no amount has been recorded for this unasserted claim.

The Company is not a party to any other litigation that is material to its business.

25.      RECENTLY ISSUED ACCOUNTING STANDARD

In April 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-17, “Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force”. This standard provides guidance on defining a milestone and when it is appropriate to apply this standard in recognizing revenue from research and development transactions. In general, this standard permits recognition of revenue from research and development that is contingent upon achievement of one or more specified milestones defined in the research and development arrangements which meet specified criteria for such revenue recognition. This standard becomes effective for fiscal periods beginning after June 15, 2010. Adoption of this standard did not have a material effect on the Company's financial statements.

26.      SUBSEQUENT EVENTS

Convertible Promissory Note

In October 2011, the Company entered into a securities purchase agreement with an investor and issued an 8% convertible promissory note which matures in July 2012 and received cash proceeds of $50,000, net of financing costs of $2,000. This note contains the same terms and conditions as the previous convertible promissory notes more fully discussed in Note 13.

Conversion of Convertible Promissory Note

In November 2011, an aggregate of $43,000 principal amount of convertible promissory notes, plus $1,000 of accrued interest thereon, was converted by the holder into 478,993 unregistered shares of the Company’s common stock.

Promissory Notes to Related Parties

Subsequent to September 30, 2011, the Company issued additional 17% promissory notes to George J. Coates and received proceeds therefrom of $85,000. Mr. Coates has made loans to the Company from time to time for working capital purposes but is not obligated to continue to do so in the future.

MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Coates International, Ltd.

We have audited the accompanying balance sheets of Coates International, Ltd. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2010. Coates International, Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coates International, Ltd. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company continues to have negative cash flows from operations, recurring losses from operations, and a stockholders’ deficiency.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Meyler & Company, LLC

Middletown, New Jersey
March 30, 2011

Coates International, Ltd
As of December 31,
Balance Sheets

	2010	2009
		(Consolidated)
Assets
Current Assets
Cash	$53,360	$252,902
Restricted cash	61,643	100,813
Other receivables	11,440	-
Inventory, net	431,999	511,189
Deferred financing costs and other assets	-	16,042
Total Current Assets	558,442	880,946
Property, plant and equipment, net	2,368,680	2,282,105
Deferred licensing costs, net	63,866	68,149
Total Assets	$2,990,988	$3,231,200

Liabilities and Stockholders' Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$1,242,842	$1,169,518
Due to related party	-	12,500
Unearned revenue	144,124	-
Promissory notes to related parties	463,537	300,000
Mortgage loan payable	1,710,000	1,750,000
Convertible promissory notes, net of unamortized discount	84,700	-
Derivative liability related to convertible promissory notes	84,800	-
10% Convertible note	10,000	20,000
Total Current Liabilities	3,740,003	3,252,018
License deposits	375,000	375,000
Total Liabilities	4,115,003	3,627,018

Commitments and Contingencies

Stockholders' Deficiency
Preferred Stock, $0.001 par value, 100,000,000 shares authorized, 14,001 and 10,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	14	10
Common Stock, $0.0001 par value, 1,000,000,000 shares authorized, 275,906,253 and 275,496,253 shares issued and outstanding at December 31, 2010 and 2009, respectively	27,591	27,550
Additional paid-in capital	22,553,853	22,231,753
Accumulated deficit	(23,705,473)	(22,655,131)
Total Stockholders' Deficiency	(1,124,015)	(395,818)
Total Liabilities and Stockholders' Deficiency	$2,990,988	$3,231,200

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Statements of Operations
For the Years Ended December 31,

	2010	2009
		(Consolidated)

Sales	$159,000	$-
Cost of Sales	95,517	-
Gross Margin	63,483	-
Revenue from research and development	850,000	840,000
Total Revenues	913,483	840,000

Expenses:
Research and development costs	483,185	303,552
General and administrative expenses	1,059,572	2,186,014
Depreciation and amortization	79,108	31,900
	1,621,865	2,521,466
Other Operating Income (Expense):
Gain on sale of land and building	-	978,479
Change in estimated fair value of embedded derivative liabilities	(53,000)	-
	(53,000)	978,479
(Loss) Income from Operations	(761,382)	(702,987)
Interest expense, net	288,960	103,769
(Loss) Income Before Income Taxes	(1,050,342)	(806,756)
Provision for income taxes	-	-
Net (Loss) Income	$(1,050,342)	$(806,756)

Basic net (loss) income per share	$-	$-
Basic weighted average shares outstanding	275,518,171	274,296,319
Diluted net (loss) income per share	$-	$-
Diluted weighted average shares outstanding	275,518,171	274,296,319

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Statements of Stockholders' Deficiency

	Series A Preferred Stock, $0.001 par value per share		Common Stock, $0.0001 par value per share		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Deficiency

Balance, January 1, 2009	-	$-	273,126,636	$27,313	$20,722,899	$(21,848,375)	$(1,098,163)
Issuance of Series A Preferred Stock to George J. Coates	10,000	10			9,990		10,000
Issuance of common stock to son of a director			1,838,096	184	609,816		610,000
Issuance of common stock under equity line of credit with Dutchess Private Equities Fund, Ltd.			556,521	56	332,343		332,399
Retirement of common stock received from litigation settlement			(25,000)	(3)	3		-
Stock-based compensation expense					556,702		556,702
Net loss for the year						(806,756)	(806,756)
Balance, December 31, 2009	10,000	10	275,496,253	27,550	22,231,753	(22,655,131)	(395,818)
Issuance of Series A Preferred Stock to George J. Coates	4,001	4			9,996		10,000
Issuance of common stock under equity line of credit with Dutchess Private Equities Fund, Ltd.			10,000	1	3,644		3,645
Issuance of common stock to son of a director			400,000	40	99,960		100,000
Stock-based compensation expense					54,100		54,100
Embedded conversion feature from Convertible Promissory Notes					154,400		154,400
Net loss for the year						(1,050,342)	(1,050,342)
Balance, December 31, 2010	14,001	$14	275,906,253	$27,591	$22,553,853	$(23,705,473)	$(1,124,015)

The accompanying notes are an integral part of these financial statements.

Coates International Ltd.
Statements of Cash Flows
For the Years Ended December 31,

	2010	2009
		(Consolidated)

Cash Flows from Operating Activities:	$(1,050,342)	$(806,756)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities
Cost of sales not requiring an outlay of cash during the period	51,526	-
Accrued interest not paid	147,407	43,079
Research & development expenses not requiring an outlay of cash during the period	99,656	-
Non-cash income from settlement of liabilites upon termination of joint venture	(61,500)	-
Depreciation and amortization	79,108	31,900
Stock based compensation expense	64,100	(978,479)
Change in embedded derivative liability	53,000	556,702
Gain on sale of land and building	-	-
Other non-cash expenses	-	2,500
Changes in operating assets and liabilities
Inventory	(196,640)	(23,641)
Prepaid expenses and other assets	-	4,679
Accounts payable and accrued liabilities	79,127	(102,774)
Due to related party	(12,500)	12,500
Unearned revenue	144,124	-
Net cash (used in) operating activities	(602,934)	(1,260,290)
Cash flows used in investing activities:
Acquisition of property, plant and equipment	(24,790)	(2,075,346)
Net cash used in investing activities	(24,790)	(2,075,346)
Cash flows used in financing activities:
Issuance of promissory notes to related parties	238,537	300,000
Issuance of convertible promissory notes	204,000	-
Issuance of common stock and warrants	103,645	942,399
(Repayment) proceeds of mortgage loan	40,000	(100,813)
Repayment of promissory note to related party	(40,000)	1,750,000
Repayment of 10% convertible note	(108,000)	-
Release from (establishment of) interest reserve	(10,000)	-
Deferred financing costs	-	(25,000)
Net Cash Provided by Financing Activities	428,182	2,866,586
Net Decrease in Cash	(199,542)	(469,050)
Cash, beginning of year	252,902	721,952
Cash, end of year	$53,360	$252,902

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$146,063	$61,615

Cash security deposit applied towards purchase of reacquired land and building	$-	$195,000

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Notes to Financial Statements
(All amounts rounded to thousands of dollars)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey.

Coates International, Ltd. (the "Company") has acquired the exclusive licensing rights for the Coates spherical rotary valve system (“CSRV”) system technology in North America, Central America and South America (the “CSRV License”). The CSRV system technology has been developed over a period of more than 15 years by the Company’s founder George J. Coates and his son Gregory Coates. The CSRV system technology is adaptable for use in piston-driven internal combustion engines of many types and has been patented in the United States and numerous countries throughout the world.

The CSRV system technology is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven, automotive, truck, motorcycle, marine and electric power generator engines, among others. Unlike conventional valves which protrude into the engine cylinder, the CSRV system technology utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV system technology utilizes significantly fewer moving parts than conventional poppet valve assemblies. As a result of these design improvements, management believes that engines incorporating the CSRV system technology (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV Engines can be designed with larger openings into the engine cylinder than with conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time.  Larger valve openings permit higher revolutions-per-minute (RPM’s) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The extent to which higher RPM’s, greater volumetric efficiency and thermal efficiency can be achieved with the CSRV system technology, is a function of the engine design and application.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and rules and regulations of the Securities and Exchange Commission (the “SEC”).

Since the Company’s inception, the Company has been responsible for the development costs of this technology in order to optimize the value of the licensing rights and has incurred related operational costs, the bulk of which have been funded primarily through cash generated from sales of stock, short term promissory notes, capital contributions, loans made by George J. Coates, fees received from research and development of prototype models and licensing fees. The Company has incurred substantial cumulative losses from operations since its inception. The Company expects that losses from operations will continue until the Coates Engines are successfully introduced into and accepted in the marketplace, or the Company receives substantial licensing revenues.  These losses from operations were substantially related to research and development of the Company’s intellectual property rights, patent filing and maintenance costs and general and administrative expenses.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and, as of December 31, 2010, had a stockholders’ deficiency of $1,124,000. The Company will be required to renegotiate the terms of an extension of a $1,710,000 mortgage loan which matures in June 2011, or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest their funds and low investor confidence, has introduced additional risk and difficulty to the Company’s challenge to secure needed additional working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has instituted a cost control program intended to restrict variable costs to only those expenses that are necessary to complete its activities related to entering the production phase of operations, develop additional commercially feasible applications of the CSRV system technology, seek additional sources of working capital and cover general and administrative costs in support of such activities. The Company has been actively undertaking efforts to secure new sources of working capital. At the end of 2010, the Company had negative working capital of ($3,182,000) compared with negative working capital of ($2,371,000) at the end of 2009.

During the years ended December 31, 2010 and 2009, the Company raised $428,000 and $1,242,000, respectively, of new working capital from sales of its common stock and common stock warrants, issuance of promissory notes to related parties and the issuance of convertible promissory notes, net of repayments of a promissory note to a related party and a 10% convertible promissory note. We also earned gross profit of $63,000 from the sale of a CSRV engine generator and received cash of $850,000 and $840,000, respectively, of revenue from research and development. The Company shipped the first CSRV system technology-based generator to Almont in the fourth quarter of 2010. Almont reported to us that it has been successfully using this unit to demonstrate the features and benefits of the Company’s engine technology to prospective investors in its efforts to raise additional working capital to carry out its business plan. The Company plans to make additional shipments to Almont beginning in the second quarter of 2011.The Company continues to actively seek out new sources of working capital; however, there can be no assurance that it will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Certain amounts included in the accompanying financials statements for the year ended December 31, 2009 have been reclassified in order to make them comparable to the amounts presented for the year ended December 31, 2010.

Principles of Consolidation

In March 2010, the Company terminated it joint venture arrangement with Coates Finance Management, LLC (“CFM”), a wholly owned subsidiary for accounting and reporting purposes. As of the effectiveness of the termination of this Joint Venture, the accounting for CFM as a consolidated subsidiary ceased.

For the year ended December 31, 2009, the financial statements of the Company were consolidated with the accounts of Coates Finance Management, LLC, a wholly owned subsidiary for accounting and reporting purposes. All significant intercompany transactions and accounts were eliminated in consolidation.

Revenue Recognition

Sales and cost of sales are recognized at the time of shipment provided the risk of loss has transferred to the customer and collection of the sales price is reasonably assured. Shipping arrangements and costs are the responsibility of the customer.

Unearned revenue represents deposits from customers for orders of CSRV system technology products. Revenue is recognized as described above.

Licensing deposits, which are non-refundable, received from the granting of sub-licenses, are recognized as earned, generally commencing upon the completion of certain tests and acceptance by the licensee.  At that time, license revenue will be recognized ratably over the period of time that the sub-license has been granted using the straight-line method.  Upon termination of a sub-license agreement, non-refundable license deposits, less any costs related to the termination of the sub-license agreement, are recognized as revenue. Revenue from research and development activities is recognized when earned and realization is reasonably assured, provided that financial risk has been transferred from the Company to its customer.

Research and Development

Research and development costs are expensed when incurred.

Advertising Costs

Advertising costs, which are included in general and administrative expenses, are expensed when incurred.  Advertising expense amounted to $28,000 and $83,000 for the years ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

Compensation expense relating to stock-based payments is recognized as an expense using the fair value measurement method. Under the fair value method, the estimated fair value of awards to employees is charged to income on a straight-line basis over the requisite service period, which is the earlier of the employee’s retirement eligibility date or the vesting period of the award.

Inventory

Inventory consists of raw materials, work-in-process and finished goods, including overhead and is stated at the lower of cost or market determined by the first-in, first-out method. Inventory items designated as obsolete or slow moving are reduced to net realizable value. Market value is determined using current replacement cost.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful life of the assets: 40 years for buildings and building improvements, 3 to 7 years for machinery and equipment and 5 to 10 years for furniture and fixtures.  Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability is performed. Should such evaluation indicate that there has been an impairment of one or more long-lived assets, the cost basis of such assets would be adjusted accordingly at that time.

Licensing Costs

Under the CSRV Licensing Agreement for the CSRV technology, the Company is responsible for all costs in connection with applying for, obtaining and maintenance of patents to protect the CSRV system technology. Such costs are expensed as incurred.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized and are adjusted when conditions indicate that deferred assets will be realized.  Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

We evaluate any uncertain tax positions for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. In the event recognition of an uncertain tax position is indicated, the Company measures the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This process of evaluating and estimating uncertain tax positions and tax benefits requires the consideration of many factors, which may require periodic adjustments and which may not accurately forecast actual outcomes. Interest and penalties, if any, related to tax contingencies would be included in income tax expense.

Loss per Share

Basic net loss per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. There were no shares of preferred stock outstanding with rights to share in the Company’s net income during the years ended December 31, 2010 and 2009. Diluted net income per share is based on the weighted average number of common and potentially dilutive common shares outstanding, when applicable.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include determining the fair value of convertible promissory notes containing embedded derivatives and variable conversion rates, determining a value for Series A Preferred Stock issued and certain limited anti-dilution rights granted to George J. Coates as more fully described in Note 17, assigning useful lives to the Company’s property, plant and equipment, determining an appropriate amount to reserve for obsolete and slow moving inventory, estimating a valuation allowance for deferred tax assets, assigning expected lives to and estimating the rate of forfeitures of stock options granted and selecting a volatility factor for the Company’s stock options in order to estimate the fair value of the Company’s stock options on the date of grant or other appropriate measurement date. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT AND BUSINESS RISK

The Company maintains cash balances with two financial institutions. Accounts at these institutions are currently fully insured by the Federal Deposit Insurance Corporation.

The Company’s operations are devoted to the development, application and marketing of the CSRV system technology which was invented by George J. Coates, the Company’s founder, Chairman, Chief Executive Officer, President and controlling stockholder. Development efforts have been conducted continuously since such time.  From July 1982 through May 1993, seven U.S. patents as well as a number of foreign patents were issued with respect to the CSRV system technology.  Since the inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates.  The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

The Company had been highly dependent on Almont Energy Inc. (“Almont”) for cash flows, revenues and profits. Pursuant to an assignment agreement in early 2010, Almont became the successor in interest to Well to Wire Energy, Inc. (“WWE”) with respect to a research and development agreement, an exclusive sub-licensing agreement covering the sale and distribution of natural gas fueled, industrial electric power CSRV engine generators (“CSRV Units”) for use in the generation of electrical power within the territory of Canada and the rights, subject to the provisions of a related escrow agreement, to an exclusive sub-licensing agreement covering the sale and distribution of CSRV Units for use in the generation of electrical power within the territory of the United States (the “Almont Agreements”). At December 31, 2010, Almont was obligated to the Company under the Almont Agreements for $5,997,000.  During the years ended December 31, 2010 and 2009, the Company received additional payments toward this amount from Almont and WWE aggregating $850,000 and $840,000, respectively. In addition, Almont is also obligated to remit an additional $49 million toward the licensing fee provided for under the US License Agreement.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, Other Assets, Accounts Payable and Accrued Liabilities and Other Liabilities

With the exception of convertible promissory notes, the carrying amount of these items approximates their fair value because of the short term maturity of these instruments. The convertible promissory notes are reported at their estimated fair value determined as described in more detail in Note 16.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

4. LICENSING AGREEMENT AND DEFERRED LICENSING COSTS

In April 2007, a prior license agreement with George J. Coates and Gregory Coates was amended and restated (the “Amended Coates License Agreement”). Under the Amended Coates License Agreement, George J. Coates and Gregory Coates granted to the Company an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV system technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with the Company. In the event of insolvency or bankruptcy of the Company, the licensed rights would terminate. The employment agreements with George J. Coates and Gregory Coates contain two-year non-compete provisions relating to the CSRV Intellectual Property in the event either of them is terminated for cause, as defined, or if either of them terminates their employment without good reason, as defined.

Under the Amended Coates License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property.

At December 31, 2010 and 2009, deferred licensing costs, comprised of expenditures for patent costs incurred pursuant to the CSRV licensing agreement, net of accumulated amortization, amounted to $64,000 and $68,000, respectively. Amortization expense for the years ended December 31, 2010 and 2009 amounted to $4,000 and $4,000, respectively.

5. AGREEMENTS ASSIGNED TO ALMONT ENERGY INC.

In 1999, the Company granted a sublicense to Well to Wire Energy, Inc. ("WWE"), an oil and gas company in Canada.  This sublicense provides for a $5,000,000 license fee to be paid to the Company and covers the use of the CSRV system technology in the territory of Canada in the oil and gas industry (the “Canadian License”). A separate research and development agreement (“R&D Agreement”) provided for WWE to pay an additional $5,000,000 fee to the Company in consideration for the development and delivery of certain prototype engines. The Company completed development of the prototypes in accordance with this agreement at the end of 2007. The research and development agreement had not been reduced to the form of a signed written agreement.

In 2008, the Company also entered into an escrow agreement with WWE that provides conditional rights to a second sublicense agreement between the Company and WWE for the territory of the United States (the “US License”). The US license has been deposited into an escrow account and the grant of the license will not become effective until the conditions for release from escrow are satisfied. The US License provides for a license fee of $50 million.

In early 2010, with the prior consent of the Company, WWE assigned the Canadian License and the rights to the US License, subject to the terms and conditions of the Escrow Agreement, to Almont Energy Inc. (“Almont”), a privately held, independent third party entity based in Alberta, Canada. In connection with the assignment, the Company waived all events of default by WWE under the Escrow Agreement. The Company also waived the provisions of the Escrow Agreement requiring the payment of interest on the unpaid balance of the Release Payment.

The escrow agreement requires that Almont, as the assignee, make a payment (“Release Payment”) to the Company equal to then remaining unpaid balance of the Canadian License licensing fee, the R&D Agreement fee and the down payment of $1,000,000 required under the US License. Almont and WWE have been making periodic nonrefundable payments to the Company to pay down the Release Payment including payments of $850,000 and $840,000 during the years ended December 31, 2010 and 2009, respectively. At December 31, 2010, the remaining balance of the Release Payment was $5,997,000. Since early 2010, Almont has not been able to remit any additional funds towards the Release Payment. This has delayed the Company’s plans to commence production of its CSRV Units.

In connection with the assignment of the Canadian License and the rights to the US License, Almont has also assumed all of the obligations set forth in the escrow agreement between the Company and WWE, with the following modifications:

●
The Release Payment Date, as defined in the Escrow Agreement has been extended to March 19, 2012. At the time of the assignment, the remaining unpaid balance of the Release Payment was approximately $6 million. Provided that Almont remits this entire unpaid balance to the Company on or before the Release Payment Date, the US License will be released from escrow and granted to Almont. Almont is required to remit to the Company 60% of all monies it raises from future equity or debt transactions, exclusive of proceeds from equipment purchase financing transactions, until the Release Payment is paid in full.

●
Almont has also become obligated to pay the $49 million balance of the US License Fee to the Company. Payment shall be made quarterly in an amount equal to 5% of Almont’s quarterly net profits. In addition, Almont is required to remit a portion of the proceeds it receives from equity or debt transactions, exclusive of equipment financing transactions to the Company until the entire balance of the US License fee is paid in full. However, the entire $49 million licensing fee is required to be paid on or before February 19, 2015.

To the extent that Almont is not successful or experiences delays in remitting the balance of the Release Payment, the Company’s cash flow, results of operations and financial condition could be adversely affected.

The Canadian License

The Canadian License exclusively licenses within Canada the use of the Coates system technology for industrial engines designed to generate electrical power. Additional provisions of the Canadian License agreement are as follows:

●	Sublicensee shall have the exclusive right to use, lease and sell electric power generators designed with the CSRV system technology within Canada.
●	Sublicensee will have a specified right of first refusal to market the electric power generators worldwide.
●
Upon commencement of the production and distribution of the electric power generators, the minimum annual number of generators to be purchased by Sublicensee in order to maintain exclusivity is 120.  Until otherwise agreed between the parties, the price per generator shall be $159,000.  In the event Sublicensee fails to purchase the minimum 120 Coates generator engines during any year, Licensee will automatically lose its exclusivity. In such a case, Sublicensee would retain non-exclusive rights to continue to use and sell the CSRV generator engine in the territory of Canada.

●	All licensed rights under this license agreement related to the CSRV system technology will remain with the Company.

The US License

The US License will, upon Almont satisfying the Release Payment, grant to Almont the right to use, sell and lease within the defined territory, Licensed Products manufactured by the Company which are designed to generate electrical power.  Licensed Products consist of CSRV Valve Systems, CSRV Valve Seals, CSRV Rotary Valve Spheres, CSRV Valve Components and CSRV Engines.

The manufacture of any Licensed Products by Sublicensee is prohibited.  Sublicensee is required to procure all internal combustion engines incorporating the CSRV Valve System from the Company or its designee. The license granted to Sublicensee is exclusive within the Territory, provided that Sublicensee satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV system technology, the Coates Engines and all component parts. The agreement also grants Sublicensee a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Products for the generation of electrical power.

The business plan of Almont, which is highly dependent on its ability to raise sufficient additional working capital, assumes the purchase of a substantial number of CSRV units over the next 5 years. Almont’s purchase of CSRV Units from the Company will be made by way of standard purchase orders, issued based on market and customer demand. Over the 5-year period, Almont anticipates that the volume of total purchases from the Company will be similar to, or potentially exceed the 7,400 CSRV Units quantity contemplated in our previous arrangement with WWE. Almont plans to finance its purchases from cash flow and by way of project and/or equipment financing, proceeds from issuance of equity or corporate debt instruments and conventional bank financing.

6. COOPERATION AGREEMENT WITH TONGJI UNIVERSITY OF CHINA

In June 2010, the Company and the Coates Family Trust entered into a Cooperation Agreement with Tongji University of China (the “University”) for the purpose of enabling the University to undertake an evaluation and testing of the CSRV engine technology. The results of the evaluation and testing will be used to determine if, and to what extent, the engine technology could be applied in the manufacture and distribution of products in China. The Company is required to deliver to the University a 1600cc, 4-cylinder CSRV engine and a 1600cc, 4-cylinder poppet valve engine to facilitate comparison. The University is responsible for obtaining any required regulatory approvals in connection with the evaluation and testing activities. The costs and expenses of testing and evaluation of the engine shall be the responsibility of the University. The Company is required to provide technical assistance, as needed, to optimize the success of the evaluation and testing.

The University will promptly furnish the Company with a copy of its findings. Provided the results of the evaluation and testing of the CSRV engines are deemed satisfactory, Coates will sublicense the CSRV technology to Chinese engine manufacturers for the territory to be defined in connection with any such licenses granted to Chinese manufacturers. The parties also entered into a Confidentiality and Non-Disclosure Agreement which provides for protection of the CSRV technical information and patents. The Coates Family Trust has expressed its intention to license the CSRV system technology rights to the Company for the territory to be defined in connection with any such licenses granted to Chinese manufacturers.

7. INVENTORY

Inventory at December 31, consisted of the following:

	2010	2009
Raw materials	$447,000	$390,000
Work-in-process	136,000	32,000
Finished goods	-	240,000
Less: Reserve for obsolescence	(151,000)	(151,000)
Total	$432,000	$511,000

8. INVESTMENT IN COATES FINANCE MANAGEMENT, LTD.

In October 2009, the Company entered into a joint venture (“JV”) arrangement with an independent third party for the purpose of undertaking a private offering of collateralized zero coupon bonds to institutional investors. A new entity, Coates Finance Management, LLC (“CFM”) was formed to carry out the objectives of the joint venture. The Company owned 90% of CFM; however, 100% of the JV entity’s profits and losses were to be allocated to the Company. This entity was being accounted for as a wholly-owned, consolidated subsidiary.

In March 2010, after careful consideration of this proposed undertaking, the Company’s board of directors (the “Board”) concluded that the bond offering should not be further pursued and the Company terminated the joint venture arrangement. The Company was not obligated to incur any additional costs and there are no provisions for any penalties in connection with termination of the JV Agreement. As of the effectiveness of the termination of this Joint Venture, the accounting for CFM as a consolidated subsidiary ceased.

9. LICENSE DEPOSITS

License deposits, which are non-refundable, primarily relate to a $300,000 license deposit received in prior years from WWE as a down payment on the Canadian License.

10. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost, less accumulated depreciation, consists of the following at December 31:

	2010	2009
Land	$1,235,000	$1,235,000
Building	964,000	964,000
Building improvements	83,000	71,000
Machinery and equipment	658,000	522,000
Furniture and fixtures	39,000	39,000
	2,979,000	2,831,000
Less: Accumulated depreciation	(610,000)	(549,000)
Total	$2,369,000	$2,282,000

Depreciation expense amounted to $75,000 and $28,000 for the years ended December 31, 2010 and 2009, respectively.

11. TERMINATION OF LEASE

The Company had been leasing its headquarters facility under a lease with the purchaser of the property in 2005, which was being accounted for as an operating lease. In June 2009, the Company reacquired the property by submitting a winning bid at an auction of the property. The reacquisition of the property effectively terminated the lease. Accordingly, the entire remaining balance of the deferred gain on sale of land and building of $978,000 was recognized upon the closing in 2009 and is included in the accompanying statement of operations as gain on sale of real estate. For the year ended December 31, 2009, rent expense incurred prior to the lease termination amounted to $179,000.

The repurchase of the property was financed with a $1,750,000 mortgage loan which bears interest at 7.5% per annum, or approximately $11,000 per month. Prior thereto, the monthly lease payments under the terminated operating lease were $32,500.

12. REPURCHASE OF LAND AND BUILDING

In June 2009, the Company reacquired the property which houses its headquarters and research and development facility by submitting a winning bid at an auction of the property. The total acquisition cost, which amounted to $2,199,000, was paid from the proceeds of a mortgage loan in the amount of $1,750,000 as more fully discussed in Note 13, application of a security deposit held by the seller of $195,000 and a cash payment of $254,000. The total purchase price was allocated $1,235,000 to the land and $964,000 to the building, based on the relative estimated fair values at the date of acquisition. The building is being depreciated on the straight-line basis over a period of 40 years.

13. MORTGAGE LOAN PAYABLE

In June 2009, the Company reacquired the land and building that serves as its headquarters and research and development facility for $2,199,000.  The purchase was funded in part from the proceeds of a $1,750,000 mortgage loan which bears interest at the rate of 7.5% per annum. Interest-only payments were required for the first year. Interest expense for the years ended December 31, 2010 and 2009 on this mortgage amounted to $133,000 and $73,000, respectively. The initial term was for one year. The loan was extended for one additional year and matures in June 2011. Under the terms of the extension, monthly payments increased to interest, plus $10,000 which is being applied to the principal balance. The remaining principal balance at December 31, 2010 was $1,710,000. The Company will be required to renegotiate the terms of a further extension of the mortgage loan or successfully refinance the property with another mortgage lender, if possible. Failure to do so could adversely affect the Company’s financial position and results of operations.

The Company incurred $35,000 of expenses in connection with securing this mortgage loan, which was amortized to interest expense over the initial one year term. The loan is collateralized by a security interest in all of the Company’s assets, the pledge of five million shares of common stock of the Company owned by George J. Coates, which were deposited into escrow for the benefit of the lender and the personal guarantee of George J. Coates. The Company has also deposited $100,000 into an interest-bearing restricted bank account with the lender, which cannot be drawn upon by the Company. In September 2010, the lender began withdrawing $10,000 per month from this restricted bank account, which is being applied to the principal balance of the mortgage. The Company is not permitted to create or permit any secondary mortgage or similar liens on the property or improvements thereon without prior consent of the lender. Up to $500,000 of the principal balance of the mortgage loan may be prepaid each year without penalty. A prepayment penalty of 2% of the outstanding loan amount would be imposed if the loan is repaid in full at or before maturity unless such prepayment funds are obtained from a permanent mortgage loan with the lender.

14. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31 are as follows:

	2010	2009
Legal and professional fees	$926,000	$949,000
Accrued compensation and benefits	138,000	147,000
General and administrative expenses	91,000	46,000
Accrued interest expense	88,000	28,000
Total	$1,243,000	$1,170,000

15. PROMISSORY NOTES TO RELATED PARTIES

In November 2010, the Company received $6,037 from Bernadette Coates, the spouse of George J. Coates and issued a promissory note which is payable on demand and provides for interest at the rate of 17% per annum, compounded monthly.

In November 2010, the Company received $100,000 from one of its directors and issued a promissory note which is payable on demand and provides for interest at the rate of 17% per annum, compounded monthly.

In October and November 2010, the Company received $27,500 from George J. Coates in a series of transactions and issued promissory notes which are payable on demand and provide for interest at the rate of 17% per annum, compounded monthly.

In September 2010, the Company received $8,000 from George J. Coates and issued a promissory note which was payable on demand and provided for interest at the rate of 17% per annum, compounded monthly. The principal amount of this note was repaid one week later.

In July and October 2010, the Company received $100,000 and $80,000, respectively from The Coates Family Trust, a trust owned and controlled by George J. Coates and issued promissory notes which are payable on demand and  provide for interest at the rate of 17% per annum, compounded monthly.

In October 2009, the Company received $100,000 from The Coates Family Trust and $100,000 from one of its directors and issued promissory notes which are payable on demand. In December 2009, the Company received $100,000 from another one of its directors and issued a promissory note which is payable on demand. The proceeds of these promissory notes were used for general working capital purposes. All three promissory notes provide for interest at the rate of 17% per annum, compounded monthly and a transaction fee of $7,500 related to each promissory note payable at maturity. For accounting purposes, the transaction fees were amortized to interest expense over the twelve month resulting in a combined effective annual rate of interest of approximately 28.7% for the first year. In March 2010, the promissory note to the Coates Family Trust was prepaid in full, including accrued interest and transaction fees totaling $10,000.

16. CONVERTIBLE PROMISSORY NOTES AND EMBEDDED DERIVATIVE LIABILITY

During the year ended December 31, 2010, the Company entered into securities purchase agreements (the “Purchase Agreements”) with an investor and issued three 8% convertible promissory notes with face amounts of $78,500,  $67,500 and $58,000 (the “Convertible Notes”) and received cash proceeds of $195,000, net of financing costs of $9,000.

The Notes mature in May, June and August 2011, respectively, and provide for interest at the rate of eight (8%) percent per annum. The Notes may be converted into unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of the Notes, at the option of the holder. The Conversion Price shall be equal to 61% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion. The Notes also contain a prepayment option whereby the Company may make a payment to the holder equal to 150% of the then outstanding unpaid principal, interest and any other amounts that might be due for penalties or any event of a default under the Notes during the 179-day period following the date of issuance of the Notes, upon three (3) trading days’ prior written notice to the holder.

The 61% discounted Conversion Price establishes a beneficial conversion feature (“BCF”) which is required to be valued and accreted to interest expense over the six month minimum conversion period of the Convertible Notes. Accordingly, the Company recorded unamortized discount on the Convertible Notes of $164,000. For the year ended December 31, 2010, the amount of interest expense resulting from accretion of the unamortized discount on the convertible promissory notes amounted to $67,000.

The total unamortized discount represented by the value of the BCF is being accreted over the six month period until the conversion of the convertible promissory notes into common stock is permitted. This results in an overall effective interest rate of 106%, 129% and 135% on the $78,500, $67,500 and $58,000 convertible notes, respectively. The remaining unamortized balance of this discount, which amounted to $119,000, has been netted against the face amount of the convertible promissory notes resulting in a net carrying amount of $85,000, which is included in the accompanying balance sheet at December 31, 2010.

In accordance with GAAP, the conversion features associated with the convertible promissory notes represent derivatives. The Company initially recorded the estimated value of an embedded derivative liability amounting to $32,000 arising from the convertible promissory notes. The estimated fair value of the embedded derivative liability is required to be remeasured at each balance sheet date. The estimated fair value of the embedded derivative liabilities, which were measured at their aggregate estimated fair value, based on Level 2 inputs, amounted to $85,000, at December 31, 2010. The change in the estimated fair value of the embedded derivative liabilities amounted to $53,000 for the year ended December 31, 2010. This amount is included in the accompanying statements of operations as change in embedded derivative liability.

The embedded derivative liability arises because, based on historical trading patterns of the Company’s stock, the formula for determining the Conversion Rate is expected to result in a lower Conversion Rate than the closing price of the stock on the actual date of conversion (hereinafter referred to as the “Variable Conversion Rate Differential”. The estimated fair value of the derivative liabilities have been calculated based on a Black-Scholes option pricing model.

The Company made the private placement of these securities in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon any other exemption from the registration requirements of the Act, as applicable.

17. CAPITAL STOCK

Common Stock

The Company’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) market system Pink Sheets under the ticker symbol COTE.

During the years ended December 31, 2010 and 2009, the Company sold 10,000 and 556,521 registered shares of its common stock, respectively, under an equity line of credit with Dutchess Private Equities Fund, Ltd. and received proceeds of $4,000 and $332,000, respectively. (See Note 20). There were no offering costs related to the sale of these shares.

During the year ended December 31, 2010, the Company sold 400,000 shares of its common stock and 400,000 warrants to purchase one share of its common stock at an exercise price of $0.25 per share in consideration for $100,000 received from the son of a director. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

During the year ended December 31, 2009, the Company sold, in a series of transactions, a total of 1,838,096 shares of its common stock, 885,713 warrants to purchase one share of its common stock at an exercise price of $0.35 per share and 333,333 warrants to purchase one share of its common stock at an exercise price of $0.30 per share in consideration for $610,000 received from the son of a director. These transactions were private sales of unregistered, restricted securities pursuant to stock purchase agreements.

At December 31, 2010, the Company had reserved 11,507,876 shares of its common stock to cover the potential conversion of convertible securities and exercise of stock options and warrants.

Preferred Stock and anti-dilution rights

The Company is authorized to issue 100,000,000 new shares of preferred stock, par value, $0.001 per share (the “Preferred Stock”).  The Company may issue any class of the Preferred Stock in any series. The board of directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

The board of directors has designated 25,000 shares of preferred stock as Series A Preferred Stock, $0.001 par value per share. Each share of Series A Preferred Stock entitles the holder of record to the right to vote 10,000 shares of common stock with respect to all matters that are submitted to a vote of shareholders. The Series A Preferred Stock does not provide the holder any rights to share in dividends or any distribution of assets to any other shareholders of any other class of the Company’s securities in a liquidation or for any other purpose.

In 2010, the Board agreed to the issuance of 4,001 shares of Series A Preferred Stock of the Company (representing 40,010,000 voting shares) to George J. Coates in order to restore the original percentage of all votes originally held by the Coates Family at January 1, 2007. The Coates Family shareholdings had been diluted as a result of various issuances of new shares of stock in connection with raises of new equity capital during the period from January 1, 2007 to through the date of issuance of the shares of Series A Preferred Stock. As a result, they have requested that as a prerequisite condition to issuing any further shares to new investors and/or lenders, that George J. Coates be awarded shares of the super-majority voting shares of the Company’s Series A Preferred Stock, $0.001 par value per share in order to restore its original percentage of all votes that it held at January 1, 2007.

In order to enable the Company to raise needed working capital, the Board deemed it advisable and consented to authorize the issuance of additional shares of Series A Preferred Stock to George J. Coates to restore the Coates Family’s voting percentage upon any future issuance of new shares of the Company’s common stock as a result of a sale or conversion of securities into common stock (except that no Series A Preferred Stock shall be issued to George J. Coates to restore the Coates Family voting percentage in connection with any new shares of common stock issued upon sale or conversion of the Company’s securities issued pursuant to public offerings by the Company).

Each issuance of shares of Series A Preferred Stock to George J. Coates does not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock. However, the voting rights of the holders of the Company’s common stock are diluted with each issuance. The following presents the dilutive affect of the issuance of the 4,001 shares of Series A Preferred Stock in 2010:

Percentage of voting rights held:	George J. Coates	All other shareholders
Prior to issuance of the Series A Preferred Stock	85. 73%	14.23%

Immediately after issuance of the Series A Preferred Stock	87.11%	12.89%

In June 2009, George J. Coates agreed to pledge his shares of common stock of the Company to the extent required by the lender and provide a personal guaranty as additional collateral for a mortgage loan in the amount of $1,750,000, the proceeds of which were used to finance a portion of the repurchase of the Company’s headquarters and research and development facility. In addition, he made a commitment to pledge additional shares of his common stock of the Company and give his personal guarantee, if required, in connection with (i) a working capital loan to fund the start up of production, and (ii) a mortgage loan to finance the possible acquisition of a manufacturing plant which the Company has been considering as part of its short term business plan. To date, the Company has not obtained such working capital loan nor acquired such manufacturing plant. In consideration of this pledge of Mr. Coates’ shares of common stock of the Company and his personal guaranty, the Company issued 10,000 shares of fully paid and non-assessable Series A Preferred Stock, $0.001 par value.

The issuance of these shares of Preferred Stock reduced the voting percentage of all other shareholders, but did not affect their rights with respect to any dividends and other distributions made by the Company and will have no affect on the earnings per share applicable to holders of common stock.

The Company arranged for an independent professional services firm to determine the estimated fair value of the shares of Series A Preferred Stock provided to Mr. Coates. The aggregate value of the Series A Preferred Stock provided to Mr. Coates in 2010 amounted to $10,000. This amount, which was recorded as compensation expense, is included in general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2010. The aggregate value of the Series A Preferred Stock and certain anti-dilution protection provided to Mr. Coates in 2009 amounted to $10,000. This amount was included in deferred financing costs and was amortized to expense over the initial term of the mortgage loan discussed in Note 13.

18. INCOME (LOSS) PER SHARE

At December 31, 2010, the Company had 6,778,759 shares of common stock potentially issuable upon assumed conversion of (i) $10,000 principal amount of a 10% convertible note into 22,222 shares of common stock, (ii) 42 outstanding warrants to purchase 210,000 shares of common stock at a price per share of $1.10, (iii) warrants to purchase 400,000 shares of common stock at a price per share of $0.25, (iv) warrants to purchase 333,333 shares of common stock at a price per share of $0.30, (v)  warrants to purchase 885,713 shares of common stock at a price per share of $0.35, (vi) 1,725,000 vested stock options and 25,000 non-vested stock options to purchase shares of common stock at a price per share of $0.44, (vii) 100,000 vested stock options to purchase shares of common stock at a price per share of $0.43, (viii) 50,000 vested stock options to purchase shares of common stock at a price per share of $0.39, (ix) 30,000 vested stock options to purchase shares of common stock at a price per share of $1.00, (x) 360,000 non-vested stock options to purchase shares of common stock at a price per share of $0.40; and, (xi) 1,700,472 shares potentially issuable upon conversion of the outstanding principal balance of convertible promissory notes which were not eligible for conversion at December 31, 2010.  For the years ended December 31, 2010 and 2009, none of the potentially issuable shares of common stock were assumed to be converted because the Company incurred a net loss in that year and the effect of including them in the calculation would have been anti-dilutive.

19. STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s board of directors (the “Board”) in October 2006. In September 2007, the Stock Plan, by consent of George J. Coates, majority shareholder, was adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 12,500,000 shares of common stock may be issued upon the exercise of options or other awards granted under the Stock Plan.  The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 shares of common stock covered by the Stock Plan.

The Stock Plan is administered by the board of directors and the Compensation Committee.  Subject to the provisions of the Stock Plan, the board of directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of common stock or by any other method approved by the Board or Compensation Committee.  Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation, or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of common stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such stock options over the exercise price thereof.  Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

In November 2010, options to purchase 360,000 shares of the Company’s common stock at an exercise price of $0.40 per share were granted to two of the Company’s directors. These options are scheduled to become vested in November 2011 and expire in November 2025.

In October 2010, options to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.00 per share were granted to one of the Company’s suppliers. These options are fully vested and expire in October 2015.

In December 2009, options to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.39 per share were granted to one of the Company’s directors. These options are fully vested and expire in December 2024.

In October 2009, options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.43 per share were granted to two of the Company’s directors. These options are fully vested and expire in October 2024.

In January 2009, options to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $0.29 per share were granted to the Company’s officers and directors. In July 2009, the board of directors cancelled all of these stock options. In accordance with GAAP, the cancellation of these stock options triggers the recording of the entire balance of the unrecognized stock-based compensation expense at the date of cancellation. Accordingly, the Company recorded stock-based compensation expense amounting to $460,000 in 2009 for these cancelled stock options.

The Company granted options to purchase 1,775,000 shares of common stock (1,750,000 shares to officers and directors) in 2007 at an exercise price of $0.44 per share. These stock options expire in 2021 and 2022. The options vest equitably over a 3-4 year vesting period.

The Company also granted 25,000 non-employee stock options which vest over a four year period to its corporate general counsel in 2007 at an exercise price of $0.44 per share. The fair value of these options is estimated on each balance sheet date for non-vested options and on the vesting date for vested options.

The weighted-average fair value of stock options granted during the years ended December 31, 2010 and 2009 was $81,000 and $512,000, respectively. The weighted-average fair value of 205,000 and 568,334 stock options which vested during the years ended December 31, 2010 and 2009 was $55,000 and $227,000, respectively. The weighted-average fair value of 385,000 nonvested stock options at December 31, 2010 was $84,000. Total compensation cost related to nonvested stock options at December 31, 2010 that has not been recognized was $48,000. This non-cash compensation expense will be recognized in the future over a remaining weighted average period of approximately 7 months.

For the years ended December 31, 2010 and 2009, the Company recorded non-cash stock-based compensation expense amounting to $54,000 and $557,000, respectively, relating to stock option grants. For the years ended December 31, 2010 and 2009, $10,000 and $123,000, respectively, of this amount was allocated to research and development expenses, $2,000 and $-0-, respectively, of this amount was allocated to inventory and $40,000 and $434,000, respectively, of this amount is included in general and administrative expenses in the accompanying statements of operations.

A summary of the activity in the Company’s Stock Option Plan is as follows:

	Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Per Stock Option at Date of Grant
Balance, 1/1/09	$0.44	1,800,000	11	1,161,666	$0.44	$0.40
Granted	$0.39 - $0.43	150,000	13		$0.42	$0.26
Vested	$0.44			568,334	$0.44	$0.40
Forfeitures	$0.44	(50,000)		(30,000)	$0.44	$0.40
Balance, 12/31/09	$0.39 - $0.44	1,900,000	11	1,700,000	$0.44	$0.39
Granted	$0.40 - $1.00	390,000	15		$0.45	$0.21
Vested	$0.39 - $1.00			205,000	$0.50	$0.27
Balance, 12/31/10	$0.44	2,290,000	12	1,905,000	$0.44	$0.36

The weighted average fair value of the Company's stock options was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

●	Historical stock price volatility	180%
●	Risk-free interest rate	2.20%-4.64%
●	Expected life (in years)	4
●	Dividend yield	0.00

The valuation assumptions were determined as follows:

●	Historical stock price volatility: The Company obtained the volatility factor of other publicly traded engine manufacturers that were also in the research and development stage.
●
Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.

●
Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has very limited historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its assumption that the executives will be subject to frequent black out periods during the time that the stock options will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.

●	No expected dividends.

The same methodology and assumptions were utilized in estimating the fair value of non-employee stock options granted to the Company’s general corporate counsel, as discussed above.

The following table sets forth information with respect to stock options outstanding at December 31, 2010:

Name	Title	Number of Shares of Common Stock Underlying Stock Options		Exercise Price per Share	Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000	(1)	$0.44	10/23/2021
		50,000	(1)	$0.43	11/4/2024
		275,000	(4)	$0.40	11/17/2025

Gregory Coates	Director and President, Technology Division	500,000	(1)	$0.44	10/23/2021
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000	(1)	$0.44	10/18/2021
Dr. Frank J. Adipietro	Non-employee Director	25,000	(2)	$0.44	3/28/2022
		50,000	(1)	$0.43	11/3/2024
		85,000	(4)	$0.40	11/17/2025
Richard W. Evans	Non-employee Director	25,000	(2)	$0.4	3/28/2022
		50,000	(1)	$0.39	12/27/2024
Dr. Michael J. Suchar	Non-employee Director	25,000	(2)	$0.44	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(2)	$0.44	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(3)	$0.44	4/4/2022
Company Supplier	Company Supplier	30,000	(1)	$1.00	10/7/2015

(1) These stock options are fully vested.

(2) Four-fifths of these stock options are fully vested. The balance shall vest on each of March 28, 2011.

(3) Four-fifths of these stock options are fully vested. The balance shall vest on each of April 4, 2011.

(4) These options will fully vest on 11/18/2011.

20. INVESTMENT AGREEMENT WITH DUTCHESS FUNDS

In 2007, the Company entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. which expired in June 2010. Pursuant to this Agreement, the Investor committed to purchase up to $10,000,000 of the Company’s common stock.

During the year ended December 31, 2010, the Company sold 10,000 shares of its common stock under this equity line of credit and received proceeds of $4,000. During the year ended December 31, 2009, the Company sold 556,521 shares of its common stock under the equity line of credit with Dutchess Private Equities Fund, Ltd. and received proceeds of $332,000.

In August 2010, the Company entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the terms of the Investment Agreement, Dutchess shall commit to purchase up to Ten Million ($10,000,000) Dollars of our common stock over the course of thirty-six (36) months.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the terms of the Registration Rights Agreement, the Company was obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 17,000,000 shares of the Common Stock underlying the Investment Agreement. By mutual agreement activities on this financing opportunity have been temporarily suspended to enable the Company to focus on commencing production and raising working capital to cover the costs of the registration of the securities.

21. PLACEMENT AGENCY AGREEMENT WITH STONEGATE SECURITIES, INC.

The Company entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as its placement agent.   Stonegate has the right during the Contract Period to identify for the Company prospective Purchasers in one or more Placements of Securities, the type and dollar amount being as mutually agreed to by the parties. The agreement may be cancelled by either party upon ten (10) days written notice.

As compensation for services rendered by Stonegate in connection with the Placements, the Company has agreed to pay Stonegate a fee of eight percent (8%) of the gross proceeds from the sale of Securities in the Placements.  No fees shall be due and payable in connection with sales of Securities in the Placement to investors not introduced to the Company by Stonegate or by a direct or indirect party previously introduced to the Company as a result of the efforts of Stonegate.

Upon closing of a Placement, the Company is required to issue to Stonegate restricted shares of common stock of the Company in an amount equal to two percent (2%) of the total number of shares of common stock sold, and/or in the event of a sale of convertible securities, the number of shares of common stock that would be potentially received upon a conversion of any convertible securities sold in the Placement.  The number of such shares to be issued would be reduced by 200,000 shares of common stock previously issued to Stonegate upon execution of this agreement.

The Company shall also reimburse Stonegate for reasonable, actual out-of-pocket expenses incurred by Stonegate, provided, however, that such amount in total shall not exceed one percent (1%) of the gross proceeds of securities placed pursuant to this placement agent agreement.

22. EMPLOYMENT AGREEMENTS

George J. Coates

In April 2007, the Company executed an amended and restated employment agreement with George J. Coates (the “GJC Agreement”) that replaces an employment agreement signed in 2006. The term of the GJC Agreement, which became effective in October   2006, is for five years. The GJC Agreement originally provided for annual salary of $183,549, an annual performance bonus determined by unanimous vote of the independent members of the board of directors, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans.  The GJC Agreement further provides that upon the Company achieving a sufficient level of Working Capital, the amount of annual salary shall be increased to $300,000, an automobile will be provided to Mr. Coates and a severance payment equal to three years’ annual compensation, should he terminate his employment with Good Reason, as defined, or upon his death. He will also be provided with a $2 million life insurance policy and work with the Company in securing key-man life insurance. In accordance with the GJC Agreement, the Company granted Mr. Coates 1,000,000 stock options at an exercise price of $0.44 per share. These stock options were granted with a service inception date equal to the effective date of the GJC Agreement. In April 2008, the board of directors authorized an increase of Mr. Coates’ annual base compensation to $250,000.

Gregory Coates

In April 2007, the Company executed an amended and restated employment agreement with Gregory Coates (the “GC Agreement”) that replaces an employment agreement signed in 2006. The term of the GC Agreement, which became effective in October 2006, is for five years. The GC Agreement originally provided for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. The GC Agreement further provides that upon the Company achieving a sufficient level of working capital, the amount of annual salary shall be increased to $250,000; he will become eligible for an annual performance bonus, a company-provided automobile and a severance payment equal to two years’ annual compensation, should he terminate his employment with Good Reason, as defined. He will also be provided with a $2 million life insurance policy and will work with the Company in securing key-man life insurance. In accordance with the GC Agreement, the Company granted Gregory Coates 500,000 stock options at an exercise price of $0.44 per share. These stock options were granted with a service inception date equal to the effective date of the GC Agreement. In April 2008, the board of directors authorized an increase of Gregory Coates’ annual base compensation to $150,000.

Aggregate minimum payments under the employment agreements for George J. Coates and Gregory Coates are as follows:

Year Ending December 31,	Amount (1)
2011	333,000
Total	$333,000

(1)  The minimum payments under these employment agreements would increase to $550,000 per annum upon the Company achieving an adequate level of Working Capital, as defined in the employment agreements.

23. INCOME TAXES

Total deferred tax assets and valuation allowances are as follows at December 31:

	2010	2009

Current deferred tax asset - inventory reserve	$100,000	$100,000

Non-Current Deferred Tax Assets:
Net operating loss carryforwards	6,062,000	5,587,000
Accrued liabilities not paid	737,000	356,000
Stock-based compensation expense	502,000	475,000
Imputed interest related to convertible promissory notes	27,000	-
Total long-term deferred tax assets	7,328,000	6,418,000
Total deferred tax assets	7,428,000	6,518,000
Less: valuation allowance	(7,428,000)	(6,518,000)
Net deferred tax assets	$-	$-

The differences between income tax (benefit) provision in the financial statements and the income tax (benefit) provision computed at the U.S. Federal statutory rate of 34% at December 31, are as follows:

	2010	2009

Federal tax provision (benefit) at the statutory rate	(34.0)%	(34.0)%
State income tax provision (benefit), net of federal benefit	(0.4)	3.8
Accrued liabilities not deductible for tax return purposes	(36.0)	12.3
Net change in net operating loss carryforwards	(13.6)	(20.5)
Stock-based compensation expense	(2.7)	29.2
Interest expense from amortization of discount on convertible promissory notes	(2.7)	-
Accrued interest not deductible for tax return purposes	(2.6)	-
Gain on sale of property	-	(48.0)
Other	-	0.6
Total	(92.0)	(56.6)
Valuation allowance	92.0	56.6
Effective tax rate	0.0%	0.0%

At December 31, 2010, the Company had available, $16,015,000 of net operating loss carryforwards which may be used to reduce future federal taxable income, expiring between 2011 and 2030. At December 31, 2010, the Company had available $3,995,000 of net operating loss carryforwards which may be used to reduce future state taxable income, expiring between 2026 and 2030. For the years ended December 31, 2010 and 2009, the valuation allowance increased by $910,000 and decreased by ($432,000), respectively.

No liability for unrecognized tax benefits was required to be reported at December 31, 2010 and 2009.  The Company has identified its federal tax return and state tax return in New Jersey as "major" tax jurisdictions, as defined. Based on the Company's evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements.  The Company's evaluation was performed for tax years ended 2007 through 2009, the only periods subject to examination.  The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. For the years ended December 31, 2010 and 2009, there were no penalties and interest related to the Company’s income tax returns.

24. RELATED PARTY TRANSACTIONS

Issuance of Preferred Stock to George J. Coates

As more fully discussed in Note 17, in February 2010, the Board agreed to the issuance of 4,001 shares of Series A Preferred Stock of the Company to George J. Coates pursuant to anti-dilution provisions applicable to the Coates Family. The estimated fair value of the shares of Series A Preferred Stock issued to Mr. Coates under these anti-dilution provisions was $10,000.

As more fully discussed in Note 17, in June 2009, George J. Coates agreed to pledge certain of his shares of common stock of the Company to the extent required by the lender and provide a personal guaranty as additional collateral for a mortgage loan in the amount of $1,750,000, the proceeds of which were used to finance a portion of the repurchase of the Company’s headquarters and research and development facility. In addition, he made a commitment to pledge additional shares of his common stock of the Company and give his personal guarantee in connection with other potential financing transactions that may be entered into in the future. In consideration of this pledge of Mr. Coates’ shares of common stock of the Company and his personal guaranty, the Company issued 10,000 shares of fully paid and non-assessable Series A Preferred Stock, $0.001 par value, and provided limited anti-dilution protection to Mr. Coates. The estimated fair value of the shares of Series A Preferred Stock issued to Mr. Coates in consideration of the pledge of his stock and his personal guarantee was $10,000.

Promissory Notes to Related Parties

As more fully discussed in Note 15, during the year ended December 31, 2010, the Company issued promissory notes which are payable on demand and  provide for interest at the rate of 17% per annum, compounded monthly and in return, received:

●	$6,037 from Bernadette Coates, the spouse of George J. Coates and issued a promissory note,
●	$35,500 from George J. Coates in a series of transactions, $8,000 principal amount of which was repaid in 2010; and,
●	$180,000 from The Coates Family Trust, a trust owned and controlled by George J. Coates.

As more fully discussed in Note 15, during the year ended December 31, 2009, the Company received $100,000 from The Coates Family Trust, a trust owned and controlled by George J. Coates and $200,000 from two of its directors and issued promissory notes which are payable on demand. These notes provide for interest at the rate of 17% per annum, compounded monthly and a transaction fee of $7,500. In March 2010, the $100,000 note issued to The Coates Family Trust was repaid in full along with interest and transaction fees totaling $10,000

At December 31, 2010, interest accrued but not paid on all of these promissory notes, aggregated $68,000.

Compensation and Benefits Paid

The approximate amount of compensation and benefits paid to George J. Coates, Gregory Coates and Bernadette Coates, exclusive of non-cash, stock-based compensation for employee stock options granted to George J. Coates and Gregory Coates, for the two years ended December 31, 2010, is summarized as follows (rounded to thousands of dollars):

	2010	2009

George J. Coates (a) (b)	$321,000	$286,000
Gregory Coates (a)	177,000	166,000
Bernadette Coates	75,000	77,000

(a)	Includes compensation paid in 2010 and 2009 for vacation earned but not taken.
(b)
For the year ended December 31, 2010, George J. Coates received 4,001 shares of Series A Preferred Stock which entitles the holder to 10,000 votes per share at all matters brought before the common stockholders for a votes. The estimated fair value of these shares of $10,000 is included in the reported amount of compensation for 2010.

Barry C. Kaye, Treasurer and Chief Financial Officer, was paid consulting fees of approximately $102,000 and $102,000 in 2010 and 2009, respectively.

Coates Motorcycle Company, Ltd.

The Company had an approximately 30% ownership interest in Coates Motorcycle Company, Ltd. (“Coates Motorcycle”), a company that was researching and developing a heavy cruiser motorcycle equipped with the CSRV engine. George J. Coates, Gregory Coates and The Coates Family Trust collectively held the majority of the shares of common stock of Coates Motorcycle. In 2007, Coates Motorcycle disbursed all of its remaining cash, curtailed all of its operations and had been insolvent since that time. In July 2009, the Company notified Coates Motorcycle that the license agreement for the sale of motorcycles in the territory of the Western Hemisphere was terminated under the provisions of the license due to its insolvency. Coates Motorcycle was dissolved in July 2009. As the Company has not been engaged in any other activities with Coates Motorcycle and its investment in Coates Motorcycle had previously been written down to $-0-, this did not have any impact on the Company’s financial position or results of operations. For the period from January 1, 2009 through the date of dissolution in June 2009, Coates Motorcycle incurred a loss of $44,000. This loss primarily resulted from the recording of stock-based compensation expense.

25. CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table summarizes our contractual obligations and commitments at December 31, 2010 (in thousands of dollars):

		Amount Due Within
	Total	2011
Mortgage loan payable	$1,710,000	$1,710,000
Promissory notes to related parties	464,000	464,000
Employment agreements(1)	333,000	333,000
Convertible promissory notes	204,000	204,000
Maturity of 10% promissory notes	10,000	10,000
Total	$2,721,000	$2,721,000

(1) Our obligation under employment agreements would increase to $550,000, upon achieving an adequate level of Working Capital, as defined.

Total non-cash compensation cost related to nonvested stock options at December 31, 2010 that has not been recognized was approximately $96,000. This compensation expense will be recognized in the future over a remaining weighted average period of approximately 7 months.

26. LITIGATION AND CONTINGENCIES

Mark D. Goldsmith, a former executive of the Company, filed a lawsuit in January 2008 in which he asserts that the Company is liable to him for breach of an employment contract that never became effective. In the opinion of management, Mr. Goldsmith’s performance was unsatisfactory and, accordingly, he was offered the opportunity to resign. Further, management is of the opinion that the claim of Mr. Goldsmith is baseless because the Company had cause to terminate its relationship with Mr. Goldsmith. The Company intends to vigorously defend this lawsuit and certain directors have instituted a counterclaim against Mr. Goldsmith. The Company believes that Mr. Goldsmith misrepresented his background and capabilities in order to induce it and/or Coates Motorcycle to hire him. The Company is also contending that certain of Mr. Goldsmith's business decisions were made to further his self interest rather than the interests of the Company. The Company believes that Mr. Goldsmith's claims have no basis in fact and, accordingly, that the outcome of this legal action will not be material to its financial condition or results of operations. As a result of the information disclosed in the deposition of Mr. Goldsmith, the Company filed a dispositive motion for summary judgment. This motion, together with a cross motion for summary judgment that was filed by Mr. Goldsmith (the “Cross Motion”) were argued with other motions in October 2009. At the conclusion of these arguments, the Court entered an order denying Mr. Goldsmith’s Cross Motion and the Company’s motion for summary judgment. Efforts by the court to settle this matter have been unsuccessful. Trial is currently scheduled to commence on April 4, 2011. We intend to vigorously defend against Mr. Goldsmith’s claims and pursue the counterclaims. The countersuit filed by certain directors of the Company was dismissed due to an unresolved illness of one of the plaintiffs. This suit may be reinstituted upon resolution of this illness.

A lawsuit naming certain of the Company’s officers and directors and other related and unrelated parties as co-defendants, along with WWE which was brought in the Superior Court of New Jersey captioned H. Alton Neff v. George Coates, Coates International, Ltd. et al and a countersuit instituted by the Company and WWE were settled in March 2009 through mediation. Pursuant thereto, the Company and WWE each paid $92,500 to one of the plaintiffs. The Company’s $92,500 portion of the settlement was charged to expense in December 2008. All parties executed mutual releases and all claims have been dismissed with prejudice. As a condition of the settlement, one of the plaintiffs endorsed to the Company a stock certificate evidencing 25,000 shares of the Company’s common stock. In March 2009, the shares of stock evidenced by that stock certificate were retired and restored to authorized, unissued common stock status.

In March 2010, one of the Company’s vendors notified the Company of its contention that it is owed $160,000, plus accrued interest, for services rendered in 2007. At a meeting with the vendor in the second quarter of 2010, the vendor acknowledged that it did not have documentation to support its claim. Since that meeting, the Company has not received any further communications from this vendor. The Company believes there is no basis in fact to support the vendor’s contention and it is not likely that the vendor can prevail with its position. Accordingly, no amount has been recorded for this unasserted claim.

The Company is not a party to any other litigation that is material to its business.

27. NEW ACCOUNTING PRONOUNCEMENTS

In April 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-17, “Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force”. This standard provides guidance on defining a milestone and when it is appropriate to apply this standard in recognizing revenue from research and development transactions. In general, this standard permits recognition of revenue from research and development that is contingent upon achievement of one or more specified milestones defined in the research and development arrangements which meet specified criteria for such revenue recognition. This standard became effective for fiscal periods beginning after June 15, 2010. Adoption of this standard did not have a material effect on the Company's financial statements.

28. SUBSEQUENT EVENTS

Issuance of Shares of Preferred Stock

Subsequent to year end, the Company issued 965 shares of Series A Preferred Stock (representing 9,650,000 voting shares) to George J. Coates pursuant to anti-dilution provisions in effect with respect to the Coates family.

The issuance of shares of Series A Preferred Stock to George J. Coates does not have any effect on the share of dividends or liquidation value of the holders of the Company’s common stock.

Private Sales of Shares of Common Stock

Subsequent to year end, the Company sold, in a series of transactions, 600,000 shares of its common stock and 600,000 warrants to purchase one share of its common stock at an exercise price of $0.25 per share in consideration for $150,000 received from the son of a director. These transactions were private sales of unregistered, restricted securities pursuant to a stock purchase agreement.

In February 2011, the Company sold 200,000 shares of its common stock in consideration for $50,000 to one of its directors. This transaction was a private sale of unregistered, restricted securities pursuant to a stock purchase agreement.

Issuance and Conversion of Convertible Promissory Notes

In February 2011, the Company entered into a securities purchase agreement with an investor and issued an 8% convertible promissory note which matures in October 2011 and received cash proceeds of $30,000, net of financing costs of $2,500. This note contains the same terms and conditions as the prior three convertible promissory notes more fully discussed in Note 16.

In February and March 2011, an aggregate of $97,000 principal amount of the convertible promissory notes, including interest thereon amounting to $3,000, was converted by the holder into 883,434 unregistered shares of the Company’s common stock.

Grant of Stock Options

In February 2011, the Board of Directors authorized the grant of 200,000 stock options to purchase one share of its common stock to one of its directors, with an exercise price of $0.25 per share. These options vest in February 2012 and expire in February 2026.